Exhibit 3.2

CERTIFICATE OF DESIGNATION

OF

CUMULATIVE SERIES A PREFERRED STOCK

OF

STAR INTERMEDIATE I, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Star Intermediate I, Inc., a corporation duly organized and validly existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Amended and Restated Certificate of Incorporation of the Company (as amended, restated, supplemented or otherwise modified from time to time, the “Certificate of Incorporation”) authorizes the issuance of up to 1,050,000 shares of Preferred Stock, $0.001 par value per share, of the Company, and expressly authorizes the Board of Directors of the Company, subject to limitations prescribed by Law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such series; and

WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, powers, restrictions and limitations of the shares of such new series.

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors does hereby provide authority for the Company to issue a series of Preferred Stock to be known as the Series A Preferred Stock and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish and fix and herein state and express the designations, rights, preferences, powers, restrictions and limitations of the shares of Series A Preferred Stock as follows:

i

ARTICLE I

DEFINITIONS, CALCULATIONS AND INCORPORATION BY REFERENCE

SECTION 1.01.                         Definitions.

Unless stated otherwise or otherwise defined herein, capitalized terms used but not otherwise defined in this Certificate of Designation shall have the meaning, mutatis mutandis, as set forth in the Senior Notes Indenture as in effect as of the date hereof without effect to any subsequent amendment or modification. As used in this Certificate of Designation, the following capitalized terms will have the following meanings:

“Accreted Dividends” means, as of any date of determination, with respect to each outstanding share of Series A Preferred Stock, the aggregate amount of dividends that have accrued pursuant to Section 2.01(a) and that have not been paid pursuant to Section 2.01(b) on such share from the immediately preceding Dividend Payment Date to such date of determination.

“Acquired Indebtedness” means with respect to any Person (a) Indebtedness of any other Person or any of its Subsidiaries existing at the time such other Person becomes a Restricted Subsidiary or merges or amalgamates with or into or consolidates or otherwise combines with the Company or any Restricted Subsidiary and (b) Indebtedness secured by a Lien encumbering any asset acquired by such Person. Acquired Indebtedness shall be deemed to have been incurred, with respect to clause (a) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary or on the date of the relevant merger, amalgamation, consolidation, acquisition or other combination.

“Acquisition” means the transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger, by and among the Company, Star Parent, L.P. and Star Merger Sub, Inc., dated as of August 8, 2018, as the same may be amended prior to the Issue Date.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Treasury Rate” means the weekly average for each Business Day during the most recent week that has ended at least two Business Days prior to the Redemption Date of the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the Federal Reserve Statistical Release H.15 (or, if such statistical release is not so published or available, any publicly available source of similar market data selected by the Company in good faith)) most nearly equal to the period from the Redemption Date to the First Call Date; provided, however, that if the period from the Redemption Date to the First Call Date is not equal to the constant maturity of a United States Treasury security for which a yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to such applicable date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Disposition” means:

(a)                                 the voluntary sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Leaseback Transaction) of the Company or any of its Restricted Subsidiaries (in each case other than Capital Stock of the Company) (each referred to in this definition as a “disposition”); or

(b)                                 the issuance or sale of Capital Stock of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 5.02 and Section 5.04 or directors’ qualifying shares and shares issued to foreign nationals as required under applicable law), whether in a single transaction or a series of related transactions.

in each case, other than:

(i)                                     a disposition by the Company or a Restricted Subsidiary to the Company or a Restricted Subsidiary, including pursuant to any Intercompany License Agreement;

(ii)                                  a disposition of cash, Cash Equivalents or Investment Grade Securities, including any marketable securities portfolio owned by the Company and its Subsidiaries on the Issue Date;

(iii)                               a disposition of inventory, goods or other assets (including Settlement Assets) in the ordinary course of business or consistent with past practice or held for sale or no longer used in the ordinary course of business, including any disposition of disposed, abandoned or discontinued operations;

(iv)                              a disposition of obsolete, worn-out, uneconomic, damaged, non-core or surplus property, equipment or other assets or property, equipment or other assets that are no longer economically practical or commercially desirable to maintain or used or useful in the business of the Company and its Restricted Subsidiaries whether now or hereafter owned or leased or acquired in connection with an acquisition or used or useful in the conduct of the business of the Company and its Restricted Subsidiaries (including by ceasing to enforce, allowing the lapse, abandonment or invalidation of or discontinuing the use or maintenance of or putting into the public domain any intellectual property that is, in the reasonable judgment of the Company or the Restricted Subsidiaries, no longer used or useful, or economically practicable to maintain, or in respect of which the Company or any Restricted Subsidiary determines in its reasonable judgment that such action or inaction is desirable);

(v)                                 a transaction that constitutes a Change of Control;

(vi)                              an issuance of Capital Stock by a Restricted Subsidiary to the Company or to another Restricted Subsidiary or as part of or pursuant to an equity incentive or compensation plan approved by the Board of Directors of the Company;

(vii)                           any dispositions of Capital Stock, properties or assets in a single transaction or series of related transactions with a fair market value (as determined in good faith by the Company) of less than the greater of $90.0 million and 12.0% of LTM EBITDA;

(viii)                        any Restricted Payment that is permitted to be made, and is made, under Section 5.01 and the making of any Permitted Payment or Permitted Investment, or solely for purposes of Section 5.03(a)(iii), asset sales, the proceeds of which are used to make such Restricted Payments or Permitted Investments;

(ix)                              dispositions in connection with Permitted Liens;

(x)                                 dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or consistent with past practice or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(xi)                              conveyances, sales, transfers, licenses, sublicenses, cross-licenses or other dispositions of intellectual property, software or other general intangibles and licenses, sublicenses, cross-licenses, leases or subleases of other property, in each case, in the ordinary course of business or consistent with past practice or pursuant to a research or development agreement in which the counterparty to such agreement receives a license in the intellectual property or software that result from such agreement;

(xii)                           the lease, assignment, license, sublease or sublicense of any real or personal property in the ordinary course of business or consistent with industry practice;

(xiii)                        foreclosure, condemnation, expropriation, forced disposition or any similar action with respect to any property or other assets or the granting of Liens not prohibited by this Certificate of Designation;

(xiv)                       the sale, discount or other disposition (with or without recourse, and on customary or commercially reasonable terms and for credit management purposes) of inventory, accounts receivable or notes receivable in the ordinary course of business or consistent with past practice, or the conversion or exchange of accounts receivable for notes receivable;

(xv)                          any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary or any other disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(xvi)                       any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(xvii)                    (1) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased, (2) dispositions of property to the extent that the proceeds of such disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased) and (3) to the extent allowable under Section 1031 of the Code or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(xviii)                 any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, or the disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business or consistent with past practice;

(xix)                       any financing transaction with respect to property constructed, acquired, leased, renewed, relocated, expanded, replaced, repaired, maintained, upgraded or improved (including any reconstruction, refurbishment, renovation and/or development of real property) by the Company or any Restricted Subsidiary after the Issue Date, including Sale and Leaseback Transactions and asset securitizations, permitted by this Certificate of Designation;

(xx)                          sales, transfers or other dispositions of Investments in joint ventures or similar entities to the extent required by, or made pursuant to customary buy/sell arrangements between, the parties set forth in joint venture arrangements and similar binding arrangements;

(xxi)                       any surrender or waiver of contractual rights or the settlement, release, surrender or waiver of contractual, tort, litigation or other claims of any kind;

(xxii                        the unwinding of any Cash Management Obligations or Hedging Obligations;

(xxiii)                 transfers of property or assets subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; provided that any Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of such Casualty Event shall be deemed to be Net Available Cash of an Asset Disposition, and such Net Available Cash shall be applied in accordance with Section 5.03;

(xxiv)                any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to Section 5.01(a)(x)(2);

(xxv)                   the disposition of any assets (including Capital Stock) (1) acquired in a transaction after the Issue Date, which assets are not useful in the core or principal business of the Company and its Restricted Subsidiaries, or (2) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the reasonable determination of the Company to consummate any acquisition; and

(xxvi)                any disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Company or any Restricted Subsidiary to such Person.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Disposition and would also be a Permitted Investment or an Investment permitted under Section 5.01, the Company, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Disposition and/or one or more of the types of Permitted Investments or Investments permitted under Section 5.01.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal or state law for the relief of debtors.

“Board of Directors” means (a) with respect to the Company or any corporation, the board of directors or managers, as applicable, of the corporation, or any duly authorized committee thereof; (b) with respect to any partnership, the board of directors or other governing body of the general partner, as applicable, of the partnership or any duly authorized committee thereof; (c) with respect to a limited liability company, the managing member or members or any duly authorized controlling committee thereof; and (d) with respect to any other Person, the board or any duly authorized committee of such Person serving a similar function. Whenever any provision requires any action or determination to be made by, or any approval of, a Board of Directors, such action, determination or approval shall be deemed to have been taken or made if approved by a majority of the directors on any such Board of Directors (whether or not such action or approval is taken as part of a formal board meeting or as a formal board approval). Unless the context requires otherwise, Board of Directors means the Board of Directors of the Company.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, United States or in the jurisdiction of the place of payment are authorized or required by law to close. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

“Business Successor” means (a) any former Subsidiary of the Company and (b) any Person that, after the Issue Date, has acquired, merged or consolidated with a Subsidiary of the Company (that results in such Subsidiary ceasing to be a Subsidiary of the Company), or acquired (in one transaction or a series of transactions) all or substantially all of the property and assets or business of a Subsidiary or assets constituting a business unit, line of business or division of a Subsidiary of the Company.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease (and, for the avoidance of doubt, not a straight-line or operating lease) for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided that all obligations of the Company and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on January 1, 2015 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Certificate of Designation regardless of any change in GAAP following January 1, 2015 (that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation).

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Capital Stock” of any Person means any and all shares of, rights to purchase or acquire, warrants, options or depositary receipts for, or other equivalents of, or partnership or other interests in (however designated), equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Cash Equivalents” means:

(a)                                 (i) Dollars, Canadian dollars, pounds sterling, yen, euro, any national currency of any member state of the European Union or any Alternative Currency; or (ii) any other foreign currency held by the Company and its Restricted Subsidiaries from time to time in the ordinary course of business or consistent with past practice;

(b)                                 securities issued or directly and fully guaranteed or insured by the United States, Canadian, United Kingdom or Japanese governments, a member state of the European Union or, in each case, any agency or instrumentality thereof (provided that the full faith and credit obligation of such country or such member state is pledged in support thereof), with maturities of 36 months or less from the date of acquisition;

(c)                                  certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits, demand deposits or bankers’ acceptances having maturities of not more than two years from the date of acquisition thereof issued by any bank, trust company or other financial institution (a) whose commercial paper is rated at least “P-2” or the equivalent thereof by S&P or at least “A-2” or the equivalent thereof by Moody’s (or, if at the time, neither S&P or Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) or (b) having combined capital and surplus in excess of $100.0 million;

(d)                                 repurchase obligations for underlying securities of the types described in clauses (b), (c), (g) and (h) entered into with any Person meeting the qualifications specified in clause (c) above;

(e)                                  securities with maturities of two years or less from the date of acquisition backed by standby letters of credit issued by any Person meeting the qualifications in clause (c) above;

(f)                                   commercial paper and variable or fixed rate notes issued by any Person meeting the qualifications specified in clause (c) above (or by the parent company thereof) maturing within two years after the date of creation thereof, or if no rating is available in respect of the commercial paper or variable or fixed rate notes, the issuer of which has an equivalent rating in respect of its long-term debt;

(g)                                  marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either S&P or Moody’s, respectively (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company);

(h)                                 readily marketable direct obligations issued by any state, province, commonwealth or territory of the United States of America or any political subdivision, taxing authority or any agency or instrumentality thereof, rated BBB- (or the equivalent) or better by S&P or Baa3 (or the equivalent) or better by Moody’s (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(i)                                     readily marketable direct obligations issued by any foreign government or any political subdivision, taxing authority or agency or instrumentality thereof, with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(j)                                    Investments with average maturities of 24 months or less from the date of acquisition in money market funds with a rating of “A” or higher from S&P or “A-2” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company);

(k)                                 with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers’ acceptance of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “P-2” or the equivalent thereof or from Moody’s is at least “A-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 270 days from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(l)                                     Indebtedness or Preferred Stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization (or, if at the time, neither S&P nor Moody’s is rating such obligations, then a comparable rating from another Nationally Recognized Statistical Rating Organization selected by the Company) with maturities of not more than two years from the date of acquisition;

(m)                             bills of exchange issued in the United States of America, Canada, the United Kingdom, Japan, a member state of the European Union eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(n)                                 investments in industrial development revenue bonds that (i) “re-set” interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established broker dealer and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by any bank meeting the qualifications specified in clause (c) above; and

(o)                                 any investment company, money market, enhanced high yield, pooled or other investment fund investing 90% or more of its assets in instruments of the types specified in the clauses above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in the clauses above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in the clauses above and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above, provided that such amounts are converted into any currency listed in clause (a) as promptly as practicable and in any event within 10 Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Indenture regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (a) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (b) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (c) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, assets or real property (including any improvements thereon) to replace or repair such equipment, assets or real property.

“Change of Control” means:

(a)                                 the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders or a Parent Entity, that is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Company; provided that (1) so long as the Company is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (2) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner; or

(b)                                 the sale or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to a Person (other than the Company or any of its Restricted Subsidiaries or one or more Permitted Holders) and any “person” (as defined in clause (a) above), other than one or more Permitted Holders or any Parent Entity, is or becomes the “beneficial owner” (as so defined) of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that (1) so long as the Company is a Subsidiary of any Parent Entity, no Person shall be deemed to be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of the Company unless such Person shall be or become a beneficial owner of more than 50% of the total voting power of the Voting Stock of such Parent Entity (other than a Parent Entity that is a Subsidiary of another Parent Entity) and (2) any Voting Stock of which any Permitted Holder is the beneficial owner shall not in any case be included in any Voting Stock of which any such Person is the beneficial owner; or

(c)                                  the Company ceases to beneficially own and Control, directly or indirectly, 100% of the Capital Stock of OpCo (other than Disqualified Stock that is permitted hereunder)

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Company owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the board of directors (or similar body) of such parent entity and (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Capital Stock” means Capital Stock of the Company which is junior to the Series A Preferred Stock in respect of the payment of dividends and upon liquidation, dissolution or winding up.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including amortization or write-off of (a) intangible assets and non-cash organization costs, (b) deferred financing and debt issuance fees, costs and expenses, (c) capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs and incentive payments, media development costs, conversion costs and contract acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and amortization of favorable or unfavorable lease assets or liabilities and (d) capitalized fees related to any Qualified Securitization Financing or Receivables Facility, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a)                                 increased (without duplication) by:

(i)                                     Fixed Charges of such Person for such period (including (1) non-cash rent expense, (2) net losses or any obligations on any Hedging Obligations or other derivative instruments, (3) bank, letter of credit and other financing fees and (4) costs of surety bonds in connection with financing activities, plus amounts excluded from the definition of “Consolidated Interest Expense” and any non-cash interest expense), to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(ii)                                  (1) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, provincial, territorial, local, unitary, excise, property, franchise, value added and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) and similar taxes of such Person paid or accrued during such period (including in respect of repatriated funds), (2) any distributions made to a Parent Entity with respect to the foregoing, including the amount of distributions actually made to any Parent Entity of such Person in respect of such period in accordance with Section 5.01(b)(ix)(1) as though such amounts had been paid as taxes directly by such Person for such periods, and (3) the net tax expense associated with any adjustments made pursuant to the definition of “Consolidated Net Income” in each case, to the extent deducted and (not added back) in computing Consolidated Net Income; plus

(iii)                               Consolidated Depreciation and Amortization Expense of such Person for such period to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(iv)                              any fees, costs, expenses or charges (other than Consolidated Depreciation and Amortization Expense) related to any actual, proposed or contemplated Equity Offering (including any expense relating to enhanced accounting functions or other transaction costs associated with becoming a public company, including Public Company Costs), Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by this Certificate of Designation (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Issue Date), including (1) such fees, expenses or charges (including rating agency fees, consulting fees and other related expenses and/or letter of credit or similar fees) related to the offering or incurrence of, or ongoing administration, of the Series A Preferred Stock, the Secured Notes, the Senior Notes, the Credit Agreement, any other Credit Facilities, any Securitization Fees and the Transactions, including Transaction Expenses, and (2) any amendment, waiver or other modification of the Series A Preferred Stock, the Secured Notes, the Senior Notes, the Credit Agreement, Receivables Facilities, Securitization Facilities, any other Credit Facilities, any Securitization Fees, any other Indebtedness or any Equity Offering, in each case, whether or not consummated, to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(v)                                 (1) the amount of any restructuring charge, accrual, reserve (and adjustments to existing reserves) or expense, integration cost, inventory optimization programs or other business optimization expense or cost (including charges directly related to the implementation of cost-savings initiatives and tax restructurings) that is deducted (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions or divestitures after the Issue Date, any severance, retention, signing bonuses, relocation, recruiting and other employee related costs, costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employment benefit plans (including any settlement of pension liabilities), costs related to entry into new markets (including unused warehouse space costs) and new product introductions (including labor costs and scrap costs), systems development and establishment costs, operational and reporting systems, technology initiatives, contract termination costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities (including severance, rent termination, moving and legal costs) and to exiting lines of business and consulting fees incurred with any of the foregoing and (2) fees, costs and expenses associated with acquisition related litigation and settlements thereof; plus

(vi)                              any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including (1) non-cash losses on the sale of assets and any write-offs or write-downs, deferred revenue or impairment charges, (2) impairment charges, amortization (or write offs) of financing costs (including debt discount, debt issuance costs and commissions and other fees associated with Indebtedness, including the Series A Preferred Stock, the Secured Notes, the Senior Notes and the Credit Agreement) of such Person and its

Subsidiaries and/or (3) the impact of acquisition method accounting adjustment and any non-cash write-up, write-down or write-off with respect to re-valuing assets and liabilities in connection with the Transactions or any Investment, deferred revenue or any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory) (provided that if any such non-cash charge, write-down, expense, loss or item represents an accrual or reserve for potential cash items in any future period, (A) the Company may elect not to add back such non-cash charge, expense or loss in the current period and (B) to the extent the Company elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA when paid), or other items classified by the Company as special items less other non-cash items of income increasing Consolidated Net Income (excluding any amortization of a prepaid cash item that was paid in a prior period or such non-cash item of income to the extent it represents a receipt of cash in any future period); plus

(vii)                           (i) the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies related to the Transactions projected by the Company in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or that are expected to be taken within 24 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions or (ii) the amount of pro forma “run rate” cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings and any savings expected to result from the elimination of a public target’s Public Company Costs), operating expense reductions, other operating improvements and initiatives and synergies related to Dispositions, acquisitions, Investments, operating improvements, restructurings, cost savings initiatives and certain other similar initiatives and specific transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives projected by the Company in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or that are expected to be taken within 18 months of the date thereof (including from any actions taken in whole or in part prior to such date), which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings (including cost savings with respect to salary, benefit and other direct savings resulting from workforce reductions and facility, benefit and insurance savings), operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period, net of the amount of actual benefits realized prior to or during such period from such actions; provided, that the aggregate amount of adjustments pursuant to this clause (g)(ii) (other than any adjustments made in accordance with Regulation S-X), together with the adjustments referenced in the proviso in the sixth paragraph of the definition of “Fixed Charge Coverage Ratio”, shall not exceed 30.0% of Consolidated EBITDA for the applicable period (calculated after giving effect to any pro forma adjustments); plus

(viii)                        any costs or expenses incurred by the Company or a Restricted Subsidiary or a Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan, profits interests or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement, and any costs or expenses in connection with the roll-over, acceleration or payout of Capital Stock held by management, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Stock (other than Disqualified Stock) of the Company; plus

(ix)                              cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(x)                                 any net loss included in the Consolidated Net Income attributable to non-controlling or minority interests pursuant to the application of Accounting Standards Codification Topic 810-10-45; plus

(xi)                              the amount of any non-controlling or minority interest expense consisting of Subsidiary income attributable to non-controlling or minority equity interests of third parties in any non-wholly owned Subsidiary; plus

(xii)                           unrealized or realized foreign exchange losses resulting from the impact of foreign currency changes; plus

(xiii)                        with respect to any joint venture, an amount equal to the proportion of those items described in clauses (ii) and (iii) above relating to such joint venture corresponding to the Company’s and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary) to the extent deducted (and not added back) in computing Consolidated Net Income; plus

(xiv)                       the amount of any costs or expenses relating to payments made to stock appreciation or similar rights, stock option, restricted stock, phantom equity, profits interests or other interests or rights holders of the Company or any of its Subsidiaries or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or any of its Subsidiaries or any Parent Entities, which payments are being made to compensate such holders as though they were equityholders at the time of, and entitled to share in, such distribution; plus

(xv)                          adjustments of the nature or type used in (x) connection with the calculation of “Adjusted EBITDA” as set forth in footnote (5) of “Summary—Summary historical and pro forma condensed combined financial information” contained in the offering memorandum for the Senior Notes and (y) any due diligence quality of earnings report from time to time prepared with respect to the target of an acquisition or Investment by a nationally recognized accounting firm; and

(b)                                 decreased (without duplication) by non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period (other than non-cash gains relating to the application of Accounting Standards Codification Topic 840—Leases).

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (a) the aggregate principal amount of outstanding Indebtedness for borrowed money (excluding Indebtedness with respect to Cash Management Obligations and intercompany Indebtedness) of the Company and its Restricted Subsidiaries, plus (b) the aggregate outstanding Liquidation Preference of the Series A Preferred Stock, plus (c) the aggregate amount of all outstanding Preferred Stock of OpCo and its Restricted Subsidiaries on a consolidated basis, with the amount of such Preferred Stock equal to the greater of their respective voluntary and involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP, plus (d) the aggregate principal amount of Capitalized Lease Obligations, Purchase Money Obligations and unreimbursed drawings under letters of credit of the Company and its Restricted Subsidiaries outstanding on such date (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn), minus cash and Cash Equivalents included on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal period for which consolidated financial statements are available (which may be internal financial statements) (provided that the cash proceeds of any proposed incurrence of Indebtedness shall not be included in this clause (d) for purposes of calculating the Consolidated Total Leverage Ratio), with such pro forma adjustments as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.” For the avoidance of doubt, Consolidated Total Indebtedness shall exclude Indebtedness in respect of any Receivables Facility or Securitization Facility.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a)                                 consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount or premium resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of any Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, and (v) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (1) Securitization Fees, (2) penalties and interest relating to taxes, (3) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facility, (4) any additional interest or liquidated damages owing pursuant to any registration rights obligations, (5) costs associated with obtaining Hedging Obligations, (6) accretion or accrual of discounted liabilities other than Indebtedness, (7) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting in connection with the Transactions or any acquisition, (8) amortization, expensing or write-off of deferred financing fees, amendment and consent fees, debt issuance costs, debt discount or premium, terminated hedging obligations and other commissions, fees and expenses, discounted liabilities, original issue discount and any other amounts of non-cash interest and, adjusted to the extent included, to exclude any refunds or similar credits received in connection with the purchasing or procurement of goods or services under any purchasing card or similar program, (9) any expensing of bridge, arrangement, structuring, commitment, agency, consent and other financing fees and any other fees related to the Transactions or any acquisitions after the Issue Date, (10) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost, (11) interest expense with respect to Indebtedness of any direct or indirect parent of such Person resulting from push-down accounting) and (12) any lease, rental or other expense in connection with a Non-Financing Lease Obligations); plus

(b)                                 consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(c)                                  interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, however, that there will not be included in such Consolidated Net Income:

(a)                                 any net income (loss) of any Person if such Person is not a Restricted Subsidiary (including any net income (loss) from investments recorded in such Person under the equity method of accounting), except that the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted into cash or Cash Equivalents) or that (as determined by the Company in its reasonable discretion) could have been distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution or return on investment;

(b)                                 solely for the purpose of determining the amount available for Restricted Payments under Section 5.01(a)(iii) any net income (loss) of any Restricted Subsidiary (other than the Guarantors) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company or a Guarantor by operation of the terms of such Restricted Subsidiary’s articles, charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (i) restrictions that have been waived or otherwise released (or such Person reasonably believes such restriction could be waived or released and is using commercially reasonable efforts to pursue such waiver or release), (ii) restrictions pursuant to the Credit Agreement, the Secured Notes Indenture, the Senior Notes Indenture, this Certificate of Designation or other indebtedness containing substantially similar restrictions and (iii) restrictions specified in Section 5.04(b)(xiv)(i), except that the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed (or to the extent converted, or having the ability to be converted, into cash or Cash Equivalents) or that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(c)                                  any gain (or loss) (i) in respect of facilities no longer used or useful in the conduct of the business of the Company or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations, (ii) on disposal, abandonment or discontinuance of disposed, abandoned, closed or discontinued operations, and (iii) attributable to asset dispositions, abandonments, sales or other dispositions of any asset (including pursuant to any Sale and Leaseback Transaction) or the designation of an Unrestricted Subsidiary other than in the ordinary course of business;

(d)                                 (i) any extraordinary, exceptional, unusual or nonrecurring loss, charge or expense, Transaction Expenses, Public Company Costs, restructuring and duplicative running costs, restructuring charges or reserves (whether or not classified as restructuring expense on the consolidated financial statements), relocation costs, start-up or initial costs for any project or new production line, division or new line of business, integration and facilities’ or bases’ opening costs, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Company or a Subsidiary or a Parent Entity had entered into with employees of the Company, a Subsidiary or a Parent Entity, costs relating to pre-opening, opening and conversion costs for facilities, losses, costs related to facility or property disruptions or shutdowns, signing, retention and completion bonuses (including management bonus pools), recruiting costs, costs incurred in connection with any strategic or cost savings initiatives, transition costs, contract terminations, litigation and arbitration fees, costs and charges, expenses in connection with one-time rate changes, costs incurred with acquisitions, investments and dispositions (including travel and out-of-pocket costs, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in work volume and expenses related to maintain underutilized personnel) and non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions), retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and operating expenses attributable to the implementation of strategic or cost-savings initiatives, and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments) and professional, legal, accounting, consulting and other service fees incurred with any of the foregoing and (ii) any charge, expense, cost, accrual or reserve of any kind associated with acquisition related litigation and settlements thereof;

(e)                                  (i) at the election of the Company with respect to any quarterly period, the cumulative effect of a change in law, regulation or accounting principles and changes as a result of the adoption or modification of accounting policies, (ii) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period (including any impact resulting from an election by the Company to apply IFRS or other accounting changes) and (iii) any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications specified in the foregoing clauses (i) and (ii);

(f)                                   (i) any equity-based or non-cash compensation or similar charge, cost or expense or reduction of revenue, including any such charge, cost, expense or reduction arising from any grant of stock, stock appreciation or similar rights, stock options, restricted stock, phantom equity, profits interests or other interests, or other rights or equity- or equity based incentive programs (“equity incentives”), any income (loss) associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Company or any Parent Entity or Subsidiary and any positive investment income with respect to funded deferred compensation account balances), roll-over, acceleration or payout of Capital Stock by employees, directors, officers, managers, contractors, consultants, advisors or business partners (or their respective Controlled Investment Affiliates or Immediate

Family Members) of the Company or any Parent Entity or Subsidiary, and any cash awards granted to employees of the Company and its Subsidiaries in replacement for forfeited awards, (ii) any non-cash losses realized in such period in connection with adjustments to any employee benefit plan due to changes in estimates, actuarial assumptions, valuations, studies or judgments or non-cash compensation expense resulting from the application of Accounting Standards Codification Topic 718, Compensation—Stock Compensation and (iii) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, amortization of such amounts arising in prior periods, amortization of the unrecognized obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112, and any other item of a similar nature;

(g)                                  any income (loss) from the extinguishment, conversion or cancellation of Indebtedness, Hedging Obligations or other derivative instruments (including deferred financing costs written off, premiums paid or expenses incurred);

(h)                                 any unrealized or realized gains or losses in respect of any Hedging Obligations or any ineffectiveness recognized in earnings related to hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions;

(i)                                     any fees, losses, costs, expenses or charges incurred during such period (including any transaction, retention bonus or similar payment), or any amortization thereof for such period, in connection with (i) any acquisition, recapitalization, Investment, Asset Disposition, disposition, issuance or repayment of Indebtedness (including such fees, expense or charges related to the offering, issuance and rating of the Senior Notes, the Secured Notes, other securities and any Credit Facilities), issuance of Capital Stock, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Senior Notes, the Secured Notes, other securities and any Credit Facilities), in each case, including the Transactions, any such transaction consummated on, prior to or after the Issue Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with Accounting Standards Codification Topic 805—Business Combinations and any adjustments resulting from the application of Accounting Standards Codification Topic 460—Guarantees or any related pronouncements) and (ii) complying with the requirements under, or making elections permitted by, the documentation governing any Indebtedness;

(j)                                    any unrealized or realized gain or loss resulting in such period from currency translation increases or decreases or transaction gains or losses, including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency risk), intercompany balances, other balance sheet items, Hedging Obligations or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary and any other realized or unrealized foreign exchange gains or losses relating to the translation of assets and liabilities denominated in foreign currencies;

(k)                                 any unrealized or realized income (loss) or non-cash expense attributable to movement in mark-to-market valuation of foreign currencies, Indebtedness or derivative instruments pursuant to GAAP;

(l)                                     effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related pronouncements, including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans, leases, goodwill, intangible assets, in-process research and development, deferred revenue (including deferred costs related thereto and deferred rent) and debt line items thereof, resulting from the application of acquisition method accounting, recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated acquisition (by merger, consolidation, amalgamation or otherwise), joint venture investment or other Investment or the amortization or write-off or write-down of any amounts thereof;

(m)                             any impairment charge, write-off or write-down, including impairment charges, write-offs or write-downs related to intangible assets, long-lived assets, goodwill, investments in debt or equity securities (including any losses with respect to the foregoing in bankruptcy, insolvency or similar proceedings) and investments recorded using the equity method or as a result of a change in law or regulation and the amortization of intangibles arising pursuant to GAAP;

(n)                                 (i) accruals and reserves (including contingent liabilities) that are established or adjusted in connection with the Transactions or within eighteen months after the closing of any acquisition or disposition that are so required to be established or adjusted as a result of such acquisition or disposition in accordance with GAAP, or changes as a result of adoption or modification of accounting policies and (ii) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments;

(o)                                 any income (loss) related to any realized or unrealized gains and losses resulting from Hedging Obligations or embedded derivatives that require similar accounting treatment (including embedded derivatives in customer contracts), and the application of Accounting Standards Codification Topic 815—Derivatives and Hedging and its related pronouncements or mark to market movement of other financial instruments pursuant to Accounting Standards Codification Topic 825—Financial Instruments, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP;

(p)                                 any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures and any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowances related to such item;

(q)                                 the amount of (i) Board of Director (or equivalent thereof) fees, management, monitoring, consulting, refinancing, transaction, advisory and other fees (including exit and termination fees) and indemnities, costs and expenses paid or accrued in such period to (or on behalf of) an Investor or otherwise to any member of the Board of Directors (or the equivalent thereof) of the Company, any of its Subsidiaries, any Parent Entity, any Permitted Holder or any Affiliate of a Permitted Holder, and (ii) payments made to option holders of the Company or any Parent Entity in connection with, or as a result of, any distribution being made to equityholders of such Person or its Parent Entity, which payments are being made to compensate such option holders as though they were equityholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity;

(r)                                    the amount of loss or discount on sale of Securitization Assets, Receivables Assets and related assets in connection with a Qualified Securitization Financing or Receivables Facility; and

(s)                                   (i) payments to third parties in respect of research and development, including amounts paid upon signing, success, completion and other milestones and other progress payments, to the extent expensed and (ii) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).

In addition, to the extent not already excluded (or included, as applicable) from the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall be increased by the amount of: (i) any expenses, charges or losses that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365 day period), (ii) to the extent covered by insurance (including business interruption insurance) and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such evidence (net of any amount so added back in a prior period to the extent not so reimbursed within the applicable 365 day period), expenses, charges or losses with respect to liability or Casualty Events or business interruption and (iii) the amount of distributions actually made to any Parent Entity of such Person in respect of such period in accordance with Section 5.01(b)(ix)(1) as though such amounts had been paid as taxes directly by such Person for such periods.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated Total Indebtedness as of such date and (ii) without duplication, the Reserved Indebtedness Amount as of such date to (b) LTM EBITDA.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation, dividend or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent: (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds: (i) for the purchase or payment of any such primary obligation; or (ii) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“control” has the meaning set forth in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Company and/or other companies.

“Credit Agreement” means the Credit Agreement to be entered into by and among the OpCo, the other borrowers party thereto, the guarantors from time to time party thereto, Bank of America, N.A., as administrative agent, swing line lender and L/C issuer, and each lender from time to time party thereto, together with the related documents thereto (including the revolving loans thereunder, any letters of credit and reimbursement obligations related thereto, any Guarantees and security documents), as amended, extended, renewed, restated, refunded, replaced, refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any one or more agreements (and related documents) governing Indebtedness, including indentures, incurred to refinance, substitute, supplement, replace or add to (including increasing the amount available for borrowing or adding or removing any Person as a borrower, issuer or guarantor thereunder, in whole or in part), the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or one or more successors to the Credit Agreement or one or more new credit agreements.

“Credit Facility” means, with respect to the Company or any of its Subsidiaries, one or more debt facilities, indentures or other arrangements (including the Credit Agreement or commercial paper facilities and overdraft facilities) with banks, other financial institutions or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended in whole or in part from time to time (and whether in whole or in part and whether or not with the original administrative agent and lenders or another administrative agent or agents or other banks or institutions and whether provided under the original Credit Agreement or one or more other credit or other agreements, indentures, financing agreements or otherwise) and in each case including all agreements, instruments and documents executed and delivered pursuant to or in connection with the foregoing (including any notes and letters of credit issued pursuant thereto and any Guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other Guarantees, pledges, agreements, security agreements and collateral documents). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement or instrument (a) changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (b) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (c) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (d) otherwise altering the terms and conditions thereof.

“Debt Fund Affiliate” means any Affiliate of any Investor (other than the Company or any of its Restricted Subsidiaries) that is primarily engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds or similar extensions of credit or securities in the ordinary course and whose managers have fiduciary duties to the investors in such fund or investment vehicle independent of, or in addition to, their duties to such Investor.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, a Trigger Event; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming a Trigger Event.

“Designated Non-Cash Consideration” means, as of any date of determination, the fair market value (as determined in good faith by the Company) of any non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Disposition that is designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration.  A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 5.03.

“Designated Preferred Stock” means Preferred Stock of Subsidiaries of the Company or a Parent Entity (other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company, any Parent Entity or any such Subsidiary for the benefit of their employees to the extent funded by the Company or such Subsidiary) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate of the Company at or prior to the issuance date thereof, the net cash proceeds of which are excluded from the calculation set forth in Section 5.01(b).

“Disinterested Director” means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall be deemed not to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any options, warrants or other rights in respect of such Capital Stock.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event: (a) matures or is mandatorily redeemable for cash or in exchange for Indebtedness pursuant to a sinking fund obligation or otherwise; or (b) is or may become (in accordance with its terms) upon the occurrence of certain events or otherwise redeemable or repurchasable for cash or in exchange for Indebtedness at the option of the holder of the Capital Stock in whole or in part, in each case on or prior to, (i) with respect to the Company, the date the Series A Preferred Stock is no longer outstanding; or (ii) with respect to the Company’s Subsidiaries, the earlier of (1) the Stated Maturity of the Senior Notes or (2) the date on which there are no Senior Notes outstanding; provided, however, that (A) only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock and (B) any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (howsoever defined or referred to) shall not constitute Disqualified Stock if any such redemption or repurchase obligation is subject to compliance by the relevant Person with Section 5.01; provided, however, that if such Capital Stock is issued to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) (excluding the Permitted Holders (but not excluding any future, current or former employee, director, officer, manager, contractor, consultant or advisor) or Immediate Family Members), of the Company, any of its Subsidiaries, any Parent Entity or any other entity in which the Company or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) or any other plan for the benefit of current, former or future employees (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or its Subsidiaries or by any such plan to such employees (or their respective Controlled Investment Affiliates or Immediate Family Members), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dividend” means the dividends to be made by the Company in respect of the Series A Preferred Stock in accordance with Section 2.01(a).

“Dividend Payment Date” means March 31, June 30, September 30 and December 31, of each year, commencing on March 31, 2019; provided that if any Dividend Payment Date is not a Business Day, the Dividend Payment Date will be the immediately following Business Day.

“Dividend Rate” means, subject to Section 8.02, with respect to Dividends that accrue for each period ending on a Dividend Payment Date, for the period (a) from the Issue Date to February 8, 2027, 12.00% per annum, (b) from February 8, 2027 to February 8, 2028, 13.00% per annum and (c) from and after February 8, 2028, 14.00% per annum.

“Dollars” or “$” means the lawful currency of the United States of America.

“Equity Offering” means (a) a sale of Capital Stock (other than through the issuance of Disqualified Stock or Designated Preferred Stock) other than (i) offerings registered on Form S-8 (or any successor form) under the Securities Act or any similar offering in other jurisdictions or other securities of the Company or any Parent Entity and (ii) issuances of Capital Stock to any Subsidiary of the Company or (b) a cash equity contribution to the Company.

“euro” means the single currency of participating member states of the economic and monetary union as contemplated in the Treaty on European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds or property or assets received by the Company as capital contributions to the equity (other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock or Designated Preferred Stock) of the Company, in each case, to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company.

“fair market value” may be conclusively established by means of an Officer’s Certificate or resolutions of the Board of Directors setting out such fair market value as determined by such Officer or such Board of Directors in good faith.

“First Call Date” means November 8, 2021.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

(a)                                 Consolidated Interest Expense of such Person for such Period;

(b)                                 all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of any Restricted Subsidiary of such Person during such period; and

(c)                                  all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of such Person during such period.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States of America or any state thereof, or the District of Columbia, and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in this Certificate of Designation shall be construed, and all computations of amounts and ratios referred to in this Certificate of Designation shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations. At any time after the Issue Date, the Company may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Certificate of Designation); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Certificate of Designation that requires the application of

GAAP for periods that include fiscal quarters ended prior to the Company’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Company shall give notice of any such election made in accordance with this definition to the Holders. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Governmental Entity” means any U.S. or foreign, federal, state, provincial, municipal, local or similar government or any agency, authority, board, body, bureau, commission, court, department, entity, official, political subdivision, tribunal or other instrumentality of any such government and will include any regulatory or trade body or organization and any arbitrator or arbitral body.

“Guarantee” means, any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or (b) entered into primarily for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term “Guarantee” will not include (i) endorsements for collection or deposit in the ordinary course of business or consistent with past practice and (ii) standard contractual indemnities or product warranties provided in the ordinary course of business, and provided, further, that the amount of any Guarantee shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (2) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Restricted Subsidiary that Guarantees the Secured Notes or the Senior Notes, until such Note Guarantee is released in accordance with the terms of the Secured Notes Indenture or the Senior Notes Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contracts, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means a holder of shares of Series A Preferred Stock.

“Holder Majority” means the consent of Holders who among them hold not less than the majority of the aggregate Liquidation Preference of the Series A Preferred Stock then outstanding (excluding from the numerator and the denominator any Series A Preferred Stock held by (a) any Investor and any Non-Debt Fund Affiliate of any Investor and (b) the Company or any Parent Entity or any Subsidiaries of the Company); provided, however that so long as, with respect to HPS, HPS holds no less than 35.0% and, with respect to TOI, TOI holds no less than 28.5% of the then outstanding aggregate Liquidation Preference of the Preferred Equity (excluding from the numerator and the denominator any Series A Preferred Stock held by (i) any Investor and any Non-Debt Fund Affiliate of any Investor and (ii) the Company or any Parent

Entity or any Subsidiaries of the Company), such Holder Majority must include HPS and/or TOI, as applicable.

“Holding Company” means any Person so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Company, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“HPS” means HPS Investment Partners, LLC (together with its Affiliates and any funds, entities, investors or accounts that are managed, sponsored, administered or advised by it).

“IFRS” means the international financial reporting standards as issued by the International Accounting Standards Board as in effect from time to time.

“Immediate Family Members” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“incur” means issue, create, assume, enter into any Guarantee of, incur, extend or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and the terms “incurred” and “incurrence” have meanings correlative to the foregoing and any Indebtedness pursuant to any revolving credit or similar facility shall only be “incurred” at the time any funds are borrowed thereunder.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a)                                 the principal of indebtedness of such Person for borrowed money;

(b)                                 the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c)                                  all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not been reimbursed) (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(d)                                 the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables or similar obligations, including accrued expenses owed, to a trade creditor), which purchase price is due more than one year after the date of placing such property in service or taking final delivery and title thereto;

(e)                                  Capitalized Lease Obligations of such Person;

(f)                                   the principal component of all obligations, or liquidation preference, of such Person with respect to any Disqualified Stock or, with respect to any Restricted Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(g)                                  the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (ii) the amount of such Indebtedness of such other Persons;

(h)                                 Guarantees by such Person of the principal component of Indebtedness of the type referred to in clauses (a), (b), (c), (d), (e) and (i) of other Persons to the extent Guaranteed by such Person; and

(i)                                     to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such Person at the termination of such agreement or arrangement);

with respect to clauses (a), (b), (d) and (e) above, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP.

The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding. The amount of any Indebtedness outstanding as of any date shall be (x) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (y) the principal amount of Indebtedness, or liquidation preference thereof, in the case of any other Indebtedness. Indebtedness shall be calculated without giving effect to the effects of Accounting Standards Codification Topic 815—Derivatives and Hedging and related pronouncements to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Certificate of Designation, the Secured Notes Indenture or the Senior Notes Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:

(i)                                     Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness;

(ii)                                  Cash Management Obligations;

(iii)                               any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Issue Date, Non-Financing Lease Obligations or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice;

(iv)                              obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice;

(v)                                 in connection with the purchase by the Company or any Restricted Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;

(vi)                              for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes;

(vii)                           obligations under or in respect of Qualified Securitization Transactions or Receivables Facilities;

(viii)                        Indebtedness of any Parent Entity appearing on the balance sheet of the Company solely by reason of push down accounting under GAAP;

(ix)                              Capital Stock (other than in the case of clause (f) above, Disqualified Stock); or

(x)                                 amounts owed to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with this Certificate of Designation, the Secured Notes Indenture or the Senior Notes Indenture.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing ; provided, however, that such firm or appraiser is not an Affiliate of the Company.

“Insolvency Event” means any of the following:

(a)                                 the Company or any Significant Subsidiary pursuant to or within the meaning of the Bankruptcy Law:

(i)                                     commences a voluntary case;

(ii)                                  consents to the entry of an order for relief against it in any voluntary case;

(iii)                               consents to the appointment of a trustee, receiver or custodian of it or for any substantial part of its property;

(iv)                              makes a general assignment for the benefit of its creditors; or

(v)                                 takes any comparable action under any foreign Laws relating to insolvency;

(b)                                 a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)                                     is for relief against the Company or any Significant Subsidiary in an involuntary case;

(ii)                                  appoints a trustee, receiver or custodian of the Company or any Significant Subsidiary or for any substantial part of its property; or

(iii)                               orders the winding up or liquidation of the Company or any Significant Subsidiary;

or any similar relief is granted under any foreign Laws and the order or decree remains unstayed and in effect for 60 days.

“Intercompany License Agreement” means any cost sharing agreement, commission or royalty agreement, license or sublicense agreement, distribution agreement, services agreement, intellectual property rights transfer agreement, any related agreements or similar agreements, in each case where all parties to such agreement are one or more of the Company or a Restricted Subsidiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of advances, loans or other extensions of credit (excluding (a) accounts receivable, trade credit, advances or extensions of credit to customers, suppliers, future, present or former directors, officers, employees, managers, contractors, consultants or advisors of any Person in the ordinary course of business or consistent with past practice, (b) any debt or extension of credit represented by a bank deposit other than a time deposit, (c) intercompany advances arising from cash management, tax and accounting operations and (d) intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or the incurrence of a Guarantee of any obligation of, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such other Persons and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided, however, that endorsements of negotiable instruments and documents in the ordinary course of business or consistent with past practice will not be deemed to be an Investment.

For the purposes of the definition of “Unrestricted Subsidiary” and Section 5.01:

(i)                                     “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets (as determined by the Company) of such Subsidiary at the time that such Subsidiary is so re-designated a Restricted Subsidiary;

(ii)                                  any property transferred to or from an Unrestricted Subsidiary will be valued at its fair market value at the time of such transfer, in each case as determined by the Company; and

(iii)                               if the Company or any Restricted Subsidiary issues, sells or otherwise disposes of Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any investment by the Company or any Restricted

Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

The amount of any Investment outstanding at any time shall be the amount actually Invested, without adjustment for subsequent increases or decreases in the value of such Investment, but net of any return in respect thereof, including by any dividend, distribution, interest payment, return of capital or principal, profit on sale, repayment, income and similar amount.

“Investment Grade Securities” means:

(a)                                 securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)                                 securities issued or directly and fully guaranteed or insured by the Canadian, United Kingdom or Japanese governments, a member state of the European Union, or any agency or instrumentality thereof (other than Cash Equivalents);

(c)                                  debt securities or debt instruments with a rating of “BBB-” or higher from S&P or “Baa3” or higher by Moody’s or the equivalent of such rating by such rating organization or, if no rating of Moody’s or S&P then exists, the equivalent of such rating by any other Nationally Recognized Statistical Ratings Organization, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries;

(d)                                 investments in any fund that invests exclusively in investments of the type described in clauses (a), (b) and (c) above which fund may also hold cash and Cash Equivalents pending investment or distribution; and

(e)                                  corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investors” means, individually or collectively, any fund, partnership, co-investment vehicles and/or similar vehicles or accounts, in each case managed or advised or controlled by CC Capital Partners LLC, Thomas H. Lee Partners, L.P., Bilcar, LLC, BlackRock, Inc., Cannae Holdings, Inc., Arcadia DNB Investors LP, Arcadia DNB II Investors LP, Black Knight, Inc., C/B Star Coinvest, L.P., C/B Star Holdings, L.P., MCF Star Acquisition, L.P. or their Affiliates, or any of their respective successors.

“Issue Date” means February 8, 2019.

“Junior Preferred Stock” means Preferred Stock which, by its terms, ranks junior to the Series A Preferred Stock in respect of payment of dividends or upon liquidation, dissolution, or winding up.

“Law” means, collectively, all international, multinational, foreign, any applicable U.S. or foreign, federal, state, provincial, municipal or local law (including common law), statute, ordinance, rule, regulation, constitution code, policy, directive, standard, license, treaty, judgment, order, injunction, decree or agency requirement of or undertaking to or agreement with any Governmental Entity.

“LCT Election” has the meaning set forth in Section 5.01.

“LCT Public Offer” has the meaning set forth in Section 5.01.

“LCT Test Date” has the meaning set forth in Section 5.01.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, hypothecation or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means (a) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control), whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any Asset Disposition for which a definitive agreement has been entered into, (c) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (d) any Restricted Payment requiring irrevocable notice in advance thereof.

“Liquidation Preference” means, at any date of determination and with respect to each outstanding share of Series A Preferred Stock, the sum of (a) the Stated Value thereof, plus (b) all accrued, accumulated and unpaid Dividends thereon (including, for the avoidance of doubt, Dividends compounded in accordance with Section 2.01(a)).

“LTM EBITDA” means Consolidated EBITDA of the Company measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements are available (which may be internal financial statements), in each case with such pro forma adjustments giving effect to such Indebtedness, acquisition or Investment, as applicable, since the start of such four quarter period and as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Make-Whole Amount” means, with respect to any redemption of any share of Series A Preferred Stock as of any Redemption Date prior to the First Call Date, an amount equal to (a) the present value (calculated as provided below) as of such Redemption Date of the sum of (i) the remaining Dividends that would accrue on such shares of Series A Preferred Stock being redeemed from the Redemption Date to the First Call Date (including, for the avoidance of doubt, any Dividends that would accrue from the Dividend Payment Date immediately prior to the First Call Date through the First Call Date), plus (ii) the Redemption Price as of the First Call Date of such shares of Series A Preferred Stock being redeemed (i.e., 104.0% of the Stated Value plus the aggregate compounded dividends thereon of such share of Series A Preferred Stock being redeemed), assuming that, for purposes of calculating clauses (i) and (ii), that such share of Series A Preferred Stock were to remain outstanding through the First Call Date, and then be redeemed on the First Call Date at such Redemption Price described above, and with the present value of such sum being computed using an annual discount rate (compounded quarterly) equal to the Applicable Treasury Rate at such Redemption Date plus 50 basis points, less (b) the Stated Value plus the aggregate compounded dividends on such share of Series A Preferred Stock being redeemed as of such Redemption Date; in each case, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate.

“Management Advances” means loans or advances made to, or Guarantees with respect to loans or advances made to, future, present or former employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity, the Company or any Restricted Subsidiary:

(1)                                 (a) in respect of travel, entertainment, relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in the ordinary course of business or consistent with past practice or (b) for purposes of funding any such person’s purchase of Capital Stock (or similar obligations) of the Company, its Subsidiaries or any Parent Entity with (in the case of this clause (1)(b)) the approval of the Board of Directors of the Company;

(2)                                 in respect of relocation or moving related expenses, payroll advances and other analogous or similar expenses or payroll expenses, in each case incurred in connection with any closing or consolidation of any facility or office; or

(3)                                 not exceeding $42.0 million and 6.0% of LTM EBITDA in the aggregate outstanding at the time of incurrence.

“Management Stockholders” means the members of management of the Company (or any Parent Entity) or its Subsidiaries who are holders of Capital Stock of the Company or of any Parent Entity on the Issue Date or will become holders of such Capital Stock in connection with the Transactions.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Material Indebtedness Acceleration” means default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary) (or the payment of which is Guaranteed by the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary)) other than Indebtedness owed to the Company or a Restricted Subsidiary whether such Indebtedness or Guarantee now exists, or is created after the date hereof, which default:

(a)                                 is caused by a failure to pay principal of such Indebtedness, at its stated final maturity (after giving effect to any applicable grace periods) provided in such Indebtedness; or

(b)                                 results in the acceleration of such Indebtedness prior to its stated final maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default of principal at its stated final maturity (after giving effect to any applicable grace periods) or the maturity of which has been so accelerated, aggregates to the greater of $150.0 million and 20.0% of LTM EBITDA or more at any one time outstanding.

“Non-Debt Fund Affiliate” means each Investor and its Affiliates (other than (a) any Affiliate thereof that is a Debt Fund Affiliate and (b) the Company and any Subsidiary of the Company).

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Available Cash” with respect to any Asset Disposition, means cash proceeds received (including any cash proceeds received from the sale or other disposition of any Designated Non-Cash Consideration received in any Asset Disposition, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(a)                                 all legal, accounting, consulting, investment banking, survey costs, title and recording expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law, brokerage and sales commissions, relocation expenses, commissions, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such transaction;

(b)                                 all Taxes paid, reasonably estimated to be payable, Tax reserves set aside or payable or accrued as a liability under GAAP (including, for the avoidance of doubt, any income, withholding and other Taxes payable as a result of the distribution or deemed distribution of such proceeds to the Company or any of its Subsidiaries, transfer taxes, deed or mortgage recording taxes and Taxes that would be payable in connection with any repatriation of such proceeds), as a consequence of such transaction, including distributions for Related Taxes or any transactions occurring or deemed to occur to effectuate a payment under this Certificate of Designation;

(c)                                  all payments made on any Indebtedness which is secured by any assets subject to such transaction, in accordance with the terms of any Lien upon such assets, or which by applicable law be repaid out of the proceeds from such transaction;

(d)                                 all distributions and other payments required to be made to non-controlling interest or minority interest holders (other than any Parent Entity, the Company or any of its respective Subsidiaries) in Subsidiaries or joint ventures as a result of such transaction;

(e)                                  all costs associated with unwinding any related Hedging Obligations in connection with such transaction;

(f)                                   the deduction of appropriate amounts required to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such transaction and retained by the Company or any Restricted Subsidiary after such transaction, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction;

(g)                                  any portion of the purchase price from such transaction placed in escrow, whether for the satisfaction of any indemnification obligations in respect of such transaction, as a reserve for adjustments to the purchase price associated with any such transaction or otherwise in connection with such transaction; and

(h)                                 the amount of any liabilities (other than Indebtedness in respect of the Credit Agreement) directly associated with such asset being sold and retained by the Company or any of its Restricted Subsidiaries.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, an operating lease shall be considered a Non-Financing Lease Obligation.

“Obligations” means any principal, interest (including Post-Petition Interest and fees accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Guarantor whether or not a claim for Post-Petition Interest or fees is allowed in such proceedings), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, (a) the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, any Assistant Treasurer, any Managing Director, the Secretary or any Assistant Secretary of such Person or (b) if such Person is owned or managed by a single entity, of such entity, or (c) any other individual designated as an “Officer” for the purposes of this Certificate of Designation by the Board of Directors of the Company.

“Officer’s Certificate” means, with respect to any Person, a certificate signed by one Officer of such Person. Unless otherwise indicated, Officer shall refer to an Officer of the Company.

“OpCo” means The Dun & Bradstreet Corporation, a Delaware corporation.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably satisfactory to the Holders. The counsel may be an employee of or counsel to the Company or its Subsidiaries or the Holders.

“Parent Entity” means any direct or indirect parent of the Company.

“Parent Entity Expenses” means:

(a)                                 fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) incurred or paid by any Parent Entity in connection with reporting obligations under or otherwise incurred or paid in connection with compliance with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, the Credit Agreement, this Certificate of Designation, the Secured Notes Indenture, the Senior Notes Indenture or any other agreement or instrument relating to the Secured Notes, the Senior Notes, the Guarantees or any other Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed or delivered with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder;

(b)                                 customary salary, bonus, severance, indemnity, insurance (including premiums therefor) and other benefits payable to any employee, director, officer, manager, contractor, consultant or advisor of any Parent Entity or other Persons under its articles, charter, by-laws, partnership agreement or other organizational documents or pursuant to written agreements with any such Person to the extent relating to the Company and its Subsidiaries;

(c)                                  (x) general corporate operating and overhead fees, costs and expenses, (including all legal, accounting and other professional fees, costs and expenses) and, following the first public offering of the Company’s Capital Stock or the Capital Stock of any Parent Entity, listing fees and other costs and expenses attributable to being a publicly traded company of any Parent Entity and (y) other operational expenses of any Parent Entity related to the ownership or operation of the business of the Company or any of the Restricted Subsidiaries;

(d)                                 expenses incurred by any Parent Entity in connection with (i) any offering, sale, conversion or exchange of Capital Stock or Indebtedness (whether or not successful) and (ii) any related compensation paid to employees, directors, officers, managers, contractors, consultants or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of such Parent Entity;

(e)                                  amounts payable pursuant to any management services or similar agreements or the management services provisions in an investor rights agreement or other equityholders’ agreement in effect on the Issue Date (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the reasonable determination of the Company to the Holders when taken as a whole, as compared to the management services or similar agreements as in effect immediately prior to such amendment or replacement), solely to the extent such amounts are not paid directly by the Company or its Subsidiaries; and

(f)                                   amounts to finance Investments that would otherwise be permitted to be made pursuant to Section 5.01 if made by the Company or a Restricted Subsidiary; provided, that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (2) the merger, consolidation or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.06) in order to consummate such Investment, (C) such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Certificate of Designation and such consideration or other payment is included as a Restricted Payment under this Certificate of Designation and (D) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of Section 5.01 or pursuant to the definition of “Permitted Investment.”

“Permitted Debt” has the meaning set forth in Section 5.02(b).

“Permitted Holders” means, collectively, (a) the Investors, (b) the Management Stockholders (including any Management Stockholders holding Capital Stock through an equityholding vehicle), (c) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of any Parent Entity or the Company, acting in such capacity, (d) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing, any Holding Company, Permitted Plan or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (a) through (c), collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any Parent Entity held by such group, (e) any Holding Company and (f) any Permitted Plan. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Material Event Redemption is made or waived in accordance with the requirements of this Certificate of Designation, will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Intercompany Activities” means any transactions between or among: (a) the Company and its Restricted Subsidiaries that are entered into in the ordinary course of business or consistent with past practice of the Company and its Restricted Subsidiaries and, in the reasonable determination of the Company are necessary or advisable in connection with the ownership or operation of the business of the Company and its Restricted Subsidiaries, including (i) payroll, cash management, purchasing, insurance and hedging arrangements; (ii) management, technology and licensing arrangements; and (iii) customary loyalty and rewards programs; and (b) between or among the Company, its Restricted Subsidiaries and any captive insurance subsidiaries.

“Permitted Investments” means (in each case, by the Company or any of the Restricted Subsidiaries):

(a)                                 Investments in (i) a Restricted Subsidiary (including the Capital Stock of, or guarantees of obligations of, a Restricted Subsidiary) or the Company or (ii) a Person (including the Capital Stock of any such Person) that will, upon the making of such Investment, become a Restricted Subsidiary;

(b)                                 Investments in another Person if such Person is engaged, directly or through entities that will be Restricted Subsidiaries, in any Similar Business and as a result of such Investment such other Person, in one transaction or a series of transactions, is merged, amalgamated, consolidated or otherwise combined with or into, or transfers or conveys all or substantially all its assets (or such division, business unit, product line or business) to, or is liquidated into, the Company or a Restricted Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, consolidation, combination, transfer or conveyance;

(c)                                  Investments in cash, Cash Equivalents or Investment Grade Securities;

(d)                                 Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business or consistent with past practice;

(e)                                  Investments in payroll, travel, entertainment, relocation, moving related and similar advances that are made in the ordinary course of business or consistent with past practice;

(f)                                   Management Advances;

(g)                                  Investments (including debt obligations and equity interests) (i) received in settlement, compromise or resolution of debts created in the ordinary course of business or consistent with past practice, (ii) in exchange for any other Investment or accounts receivable, endorsements for collection or deposit held by the Company or any such Restricted Subsidiary, (iii) as a result of foreclosure, perfection or enforcement of any Lien, (iv) in satisfaction of judgments or (v) pursuant to any plan of reorganization or similar arrangement including upon the bankruptcy or insolvency of a debtor or litigation, arbitration or other disputes or otherwise with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(h)                                 Investments made as a result of the receipt of promissory notes or other non-cash consideration (including earn-outs) from a sale or other disposition of property or assets, including an Asset Disposition;

(i)                                     Investments existing or pursuant to binding commitments, agreements or arrangements in effect on the Issue Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of any such Investment may not be increased except (i) as required by the terms of such Investment or binding commitment as in existence on the Issue Date (including in respect of any unused commitment), plus any accrued but unpaid interest (including any accretion of interest, original issue discount or the issuance of pay-in-kind securities) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Issue Date or (ii) as otherwise permitted under this Certificate of Designation;

(j)                                    Hedging Obligations, which transactions or obligations not prohibited by Section 5.02;

(k)                                 pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business or made in connection with Liens permitted under the Secured Notes Indenture or the Senior Notes Indenture;

(l)                                     any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent Entity or any Unrestricted Subsidiary as consideration;

(m)                             any transaction to the extent constituting an Investment that is permitted by and made in accordance with the provisions of Section 5.06(b) (except those described in clauses (i), (iv), (viii), (ix), (xiv) and (xxii) of Section 5.06(b));

(n)                                 Investments consisting of (i) purchases or other acquisitions of inventory, supplies, materials, equipment and similar assets or (ii) licenses, sublicenses, cross-licenses, leases, subleases, assignments, contributions or other Investments of intellectual property or other intangibles or services in the ordinary course of business pursuant to any joint development, joint venture or marketing arrangements with other Persons or any Intercompany License Agreement and any other Investments made in connection therewith;

(o)                                 (i) Guarantees of Indebtedness not prohibited by Section 5.02 and (other than with respect to Indebtedness) guarantees, keepwells and similar arrangements in the ordinary course of business or consistent with past practice, and (ii) performance guarantees and Contingent Obligations with respect to obligations that are permitted by this Certificate of Designation;

(p)                                 Investments consisting of earnest money deposits required in connection with a purchase agreement, or letter of intent, or other acquisitions to the extent not otherwise prohibited by this Certificate of Designation;

(q)                                 Investments of a Restricted Subsidiary acquired after the Issue Date or of an entity merged or amalgamated into or consolidated with the Company or merged or amalgamated into or consolidated with a Restricted Subsidiary after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(r)                                    any Investment in any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice in connection with any cash management arrangements, cash pooling arrangements, intercompany loans and activities related thereto;

(s)                                   contributions to a “rabbi” trust for the benefit of any employee, director, officer, manager, contractor, consultant, advisor or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Company, and Investments relating to non-qualified deferred payment plans in the ordinary course of business or consistent with past practice;

(t)                                    Investments in joint ventures and similar entities and Unrestricted Subsidiaries having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause that are at the time outstanding, not to exceed the greater of $200.0 million and 27.0% of LTM EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 5.01 of any amounts applied pursuant to Section 5.01(a)(iii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (b) above and shall cease to have been made pursuant to this clause;

(u)                                 additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of $400.0 million and 54.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 5.01 of any amounts applied pursuant to Section 5.01(a)(iii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (b) above and shall cease to have been made pursuant to this clause;

(v)                                 any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of $312.0 million and 42.0% of LTM EBITDA (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus the amount of any returns (including dividends, payments, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) in respect of such Investments (without duplication for purposes of Section 5.01 of any amounts applied pursuant to Section 5.01(a)(iii)) with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value; provided, however, that if any Investment pursuant to this clause is made in any Person that is not the Company or a Restricted Subsidiary at the date of the making of such Investment and such Person becomes the Company or a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (a) or (b) above and shall cease to have been made pursuant to this clause;

(w)                               (i) Investments arising in connection with a Qualified Securitization Financing or Receivables Facility and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets in connection with a Qualified Securitization Financing or Receivables Facility;

(x)                                 Investments in connection with the Transactions;

(y)                                 repurchases or redemptions of the Series A Preferred Stock, Senior Notes and Secured Notes;

(z)                                  Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary;

(aa)                          guaranty and indemnification obligations arising in connection with surety bonds issued in the ordinary course of business or consistent with past practice;

(bb)                          Investments (i) consisting of purchases and acquisitions of assets or services in the ordinary course of business or consistent with past practice, (ii) made in the ordinary course of business or consistent with past practice in connection with obtaining, maintaining or renewing client, franchisee and customer contacts and loans or (iii) advances, loans, extensions of credit (including the creation of receivables) or prepayments made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, lessors, licensors and licensees in the ordinary course of business or consistent with past practice;

(cc)                            Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business or consistent with past practice;

(dd)                          Investments consisting of UCC Article 3 endorsements for collection or deposit and Article 4 trade arrangements with customers (or any comparable or similar provisions in other applicable jurisdictions) in the ordinary course of business or consistent with past practices;

(ee)                            non-cash Investments in connection with tax planning and reorganization activities, and Investments in connection with Permitted Intercompany Activities or Permitted Tax Restructuring;

(ff)                              Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a Casualty Event; and

(gg)                            any other Investment so long as, immediately after giving pro forma effect to the Investment and the incurrence of any Indebtedness the net proceeds of which are used to make such Investment, the Consolidated Total Leverage Ratio (for the avoidance of doubt, excluding the Liquidation Preference of the Series A Preferred Stock) shall be no greater than 4.50 to 1.00.

“Permitted Plan” means any employee benefits plan of the Company or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Permitted Tax Amount” means, if and for so long as the Company is a member of a consolidated, combined, affiliated, aggregate, unitary or similar income or similar Tax group with any Parent Entity, the consolidated, combined, affiliated, aggregate, unitary or similar type of income or similar Tax liabilities of any Parent Entity in amounts not to exceed the Tax liability that would have been imposed on the Company and its Subsidiaries had such entities filed on a consolidated, combined, affiliated, aggregate or unitary basis, assuming that the only members of the relevant group are the Company and its Subsidiaries, to the extent attributable to the income of the Company or any of its Subsidiaries.

“Permitted Tax Restructuring” means any reorganizations and other activities related to tax planning and tax reorganization entered into prior to, on or after the date hereof so long as such Permitted Tax Restructuring is not materially adverse to the Holders (as determined by the Company in good faith).

“Permitted Transfer” has the meaning as set forth in the Series A Investors Rights Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, Governmental Entity or any agency or political subdivision thereof or any other entity.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable as a claim in any such bankruptcy or insolvency proceeding.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Public Company Costs” means, as to any Person, costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and costs relating to compliance with the provisions of the Securities Act and the Exchange Act or any other comparable body of laws, rules or regulations, as companies with listed equity, directors’ compensation, fees and expense reimbursement, costs relating to enhanced accounting functions and investor relations, stockholder meetings and reports to stockholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, listing fees and other transaction costs, in each case to the extent arising solely by virtue of the listing of such Person’s equity securities on a national securities exchange or issuance of public debt securities.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, installation, replacement, repair or improvement of property (real or personal), equipment or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets, or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified IPO” means a consummated bona fide initial underwritten public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8) of common equity of the Company, a Parent Entity or a subsidiary thereof, or a successor of the Company, on the New York Stock Exchange, the NASDAQ Global Market or other internationally recognized stock exchange.

“Qualified Securitization Financing” means any Securitization Facility that meets the following conditions: (a) the Board of Directors shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries, (b) all sales of Securitization Assets and related assets by the Company or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made for fair consideration (as determined in good faith by the Company) and (c) the financing terms, covenants, termination events and other provisions thereof shall be fair and reasonable terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

“Receivables Assets” means (a) any accounts receivable owed to the Company or a Restricted Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with a non-recourse accounts receivable factoring arrangement.

“Receivables Facility” means an arrangement between the Company or a Subsidiary and a commercial bank, an asset based lender or other financial institution or an Affiliate thereof pursuant to which (a) the Company or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank, asset based lender or other financial institution (or such Affiliate) Receivables Assets and (b) the obligations of the Company or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to the Company and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings, and shall include any guaranty in respect of such arrangements.

“Redemption Date” means:

(a)                                 in respect of any redemption pursuant to Section 3.07, the date set by the Company as the date on which such redemption shall occur; and

(b)                                 in respect of any redemption pursuant to Section 3.08, the date on which the event triggering the Material Event Redemption occurs.

“Redemption Percentage” means, as of any Redemption Date, the applicable percentage under the heading “Redemption Percentage” set forth in the table below:

Period In Which Such Redemption Date Occurs	Redemption Percentage
If such date occurs during the period commencing on the First Call Date and prior to the first anniversary of the First Call Date.	104.000%
If such date occurs during the period commencing on the first anniversary of the First Call Date and prior to the second anniversary of the First Call Date.	102.000%
If such date occurs on or after the second anniversary of the First Call Date.	100.000%

“Redemption Price” means, with respect to any share of Series A Preferred Stock at any Redemption Date, shall be:

(a)                                 with respect to any Redemption Date occurring prior to the First Call Date, an amount per share of Series A Preferred Stock equal to the sum of (i) the then current Liquidation Preference of such share as of such Redemption Date, plus (ii) the Make-Whole Amount of such share as of such Redemption Date; and

(b)                                 with respect to any Redemption Date occurring on or after the First Call Date, an amount per share equal to (i) the Stated Value (plus the aggregate compounded dividends thereon) multiplied by the then applicable Redemption Percentage plus (ii) aggregate accumulated and unpaid Dividends (other than the compounded dividends) up to, but excluding, the Redemption Date.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell, extend or increase (including pursuant to any defeasance or discharge mechanism) and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Certificate of Designation shall have a correlative meaning.

“Related Taxes” means (i) any Taxes, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, registration, business, customs, net worth, gross receipts, excise, occupancy, intangibles or similar Taxes and other fees and expenses (other than (x) Taxes measured by income and (y) withholding Taxes), required to be paid (provided such Taxes are in fact paid) by any Parent Entity by virtue of its:

(a)                                 being organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than, directly or indirectly, the Company or any of the Company’s Subsidiaries) or otherwise maintain its existence or good standing under applicable law,

(b)                                 being a holding company parent, directly or indirectly, of the Company or any Subsidiaries of the Company,

(c)                                  receiving dividends from or other distributions in respect of the Capital Stock of, directly or indirectly, the Company or any Subsidiaries of the Company, or

(d)                                 having made any payment in respect to any of the items for which the Company is permitted to make payments to any Parent Entity pursuant to Section 5.01; and

(ii)                                  any Permitted Tax Amount.

“Refinancing Indebtedness” means Indebtedness that is incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the Issue Date or incurred (or established) in compliance with this Certificate of Designation (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, however, that:

(a)                                 such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded, refinanced, replaced, exchanged, renewed, repaid or extended (or requires no or nominal payments in cash (other than interest payments) prior to the date that is 91 days after the maturity date of the Senior Notes);

(b)                                 Refinancing Indebtedness shall not include:

(i)                                     Indebtedness of a Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of the Company or a Guarantor; or

(ii)                                  Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(c)                                  such Refinancing Indebtedness is incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (i) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced, plus (ii) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 5.02 immediately prior to such refinancing, plus (iii) accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

provided, that clause (a) above will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Credit Facilities or Secured Indebtedness.  Refinancing Indebtedness in respect of any Credit Facility or any other Indebtedness may be incurred from time to time after the termination, discharge or repayment of any such Credit Facility or other Indebtedness.

“Reserved Indebtedness Amount” has the meaning set forth in Section 5.02.

“Restricted Holding Company” means the Company and each Subsidiary of the Company that is a parent entity of the OpCo.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth in Section 5.01(a).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Sale and Leaseback Transaction” means any arrangement providing for the leasing by the Company or any of the Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Indebtedness” means any Indebtedness secured by a Lien other than Indebtedness with respect to Cash Management Obligations.

“Secured Notes” means any secured senior notes authenticated and delivered under the Secured Notes Indenture in effect on the Issue Date and any modification, replacement, refinancing, refunding, renewal or extension thereof that is secured.

“Secured Notes Indenture” means the indenture, dated as of the Issue Date, by and among the Company the subsidiary guarantors party thereto, and Wilmington Trust, National Association as trustee and as collateral agent, as amended and/or supplemented from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means (a) any accounts receivable, mortgage receivables, loan receivables, royalty, franchise fee, license fee, patent or other revenue streams and other rights to payment or related assets and the proceeds thereof and (b) all collateral securing such receivable or asset, all contracts and contract rights, guarantees or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted) together with accounts or assets in connection with a securitization, factoring or receivable sale transaction.

“Securitization Facility” means any of one or more securitization, financing, factoring or sales transactions, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Company or any of the Restricted Subsidiaries sells, transfers, pledges or otherwise conveys any Securitization Assets (whether now existing or arising in the future) to a Securitization Subsidiary or any other Person.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or Receivables Asset or participation interest therein issued or sold in connection with, and other fees, expenses and charges (including commissions, yield, interest expense and fees and expenses of legal counsel) paid in connection with, any Qualified Securitization Financing or Receivables Facility.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets or Receivables Assets in a Qualified Securitization Financing or a Receivables Facility to repurchase or otherwise make payments with respect to Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of the Company in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings or Receivables Facilities and other activities reasonably related thereto or another Person formed for this purpose.

“Senior Notes” means any senior notes authenticated and delivered under the Senior Notes Indenture in effect on the Issue Date and any modification, replacement, refinancing, refunding, renewal or extension thereof.

“Senior Notes Indenture” means the indenture, dated as of the Issue Date, by and among the Company, the subsidiary guarantors party thereto, and Wilmington Trust, National Association, as trustee, as amended and/or supplemented from time to time.

“Series A Investors Rights Agreement” means that certain Investors Rights Agreement, dated as of the Issue Date, by and among the Company and the investors party thereto, as amended from time to time in accordance with the terms thereof.

“Series A Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of the Issue Date, by and among the Company and the investors party thereto, as amended from time to time in accordance with the terms thereof.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(2) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any businesses, services or activities engaged in by the Company or any of its Subsidiaries or any Associates on the Issue Date, (b) any businesses, services and activities engaged in by the Company or any of its Subsidiaries or any Associates that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof and (c) a Person conducting a business, service or activity specified in clauses (a) and (b), and any subsidiary thereof.

“Standard Securitization Undertakings” means representations, warranties, covenants, guarantees and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Facility or Receivables Facility, including those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking or, in the case of a Receivables Facility, a non-credit related recourse accounts receivable factoring arrangement.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Stated Value” means, at any date of determination, and with respect to each outstanding share of the Series A Preferred Stock, $1,000.00 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Stock).

“Subsidiary” means, with respect to any Person: (a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) any partnership, joint venture, limited liability company or similar entity of which: (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interests or otherwise; and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or (c) at the election of the Company, any partnership, joint venture, limited liability company or similar entity of which such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest, penalties and other liabilities with respect thereto) that are imposed by any government or other taxing authority.

“TOI” means Tangy Orange Investment Pte. Ltd. (together with its Affiliates and any funds, entities, investors or accounts that are managed, sponsored, administered or advised by GIC Pte. Ltd. or any of its Subsidiaries).

“Transaction Expenses” means any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) incurred or paid by the Company or any Restricted Subsidiary associated or in connection with the Transactions, including any fees, costs and expenses associated with payments or distributions to dissenting stockholders (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential) with respect thereto).

“Transactions” means the Acquisition, any transactions directly or indirectly related to the consummation of the Acquisition pursuant to the Acquisition Agreement, the issuance of the Series A Preferred Stock, the issuance of the Senior Notes, the issuance of the Secured Notes, borrowings under the Credit Agreement, the payment of Transaction Expenses, other related transactions and the consummation of any other transaction in connection with the foregoing.

“UCC” means the Uniform Commercial Code (or equivalent statute) as in effect from time to time in the State of New York; provided, however, that at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of a collateral agent’s security interest in any item or portion of the collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” means: (a) at the time of such designation, any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary (as designated by the Company in the manner provided below); and (b) any Subsidiary of an Unrestricted Subsidiary. The Company may

designate any Subsidiary of the Company, (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation or other business combination transaction, or Investment therein), to be an Unrestricted Subsidiary only if: (i) neither such Subsidiary nor any of its Subsidiaries owns any Capital Stock of: (A) the Company; or (B) any other Subsidiary of the Company which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; and (ii) such designation and the Investment, if any, of the Company in such Subsidiary complies with Section 5.01.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the quotient (in number of years) obtained by dividing:

(a)                                 the sum of the products obtained by multiplying (i) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock, by (ii) the amount of such payment, by

(b)                                 the sum of all such payments;

provided that, for purposes of determining the Weighted Average Life to Maturity of any Indebtedness, the effects of any prepayments or amortization made on such Indebtedness prior to the date of such determination will be disregarded.

SECTION 1.02.                         Rules of Construction.  Unless the context otherwise requires or otherwise specified herein:

(a)                                 a term has the meaning assigned to it herein;

(b)                                 headings are for convenience only and will not be given effect in interpreting this Certificate of Designation;

(c)                                  an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(d)                                 “or” is not exclusive;

(e)                                  the words “including,” “includes” and similar words shall be deemed to be followed by without limitation;

(f)                                   words in the singular include the plural, and in the plural include the singular;

(g)                                  “will” shall be interpreted to express a command;

(h)                                 provisions apply to successive events and transactions;

(i)                                     references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(j)                                    any reference to a statute refers to the statute, any amendments or successor legislation and all rules and regulations promulgated under or implementing the statute, as in effect at the relevant time;

(k)                                 references to a Person also include its permitted assigns and successors;

(l)                                     unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Certificate of Designation;

(m)                             the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Certificate of Designation as a whole and not any particular Article, Section, clause or other subdivision;

(n)                                 all references to $, currency, monetary values and dollars set forth herein mean U.S. dollars;

(o)                                 the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater;

(p)                                 words used herein implying any gender shall apply to both genders;

(q)                                 in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;

(r)                                    the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP;

(s)                                   any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity);

(t)                                    a statement that a copy of an item has been delivered means a correct and accurate copy of such item has been delivered;

(u)                                 any financial ratios required to be maintained by the Company pursuant to this Certificate of Designation (or required to be satisfied in order for a specific action to be permitted under this Certificate of Designation) shall be calculated by dividing the appropriate numerator by the appropriate denominator, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number); and

(v)                                 when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

SECTION 1.03.                         Acts of Holders.

(a)                                 Except as herein otherwise expressly provided, any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Certificate of Designation to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by the Holders or such Holder, as applicable, in person.  Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Company.

(b)                                 The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by Law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof.  Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Holders deems sufficient.

(c)                                  Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any share of Series A Preferred Stock shall bind every future Holder of the same share of Series A Preferred Stock and the Holder of every share of Series A Preferred Stock issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Holders or the Company in reliance thereon, whether or not notation of such action is made upon the certificate representing such share of Series A Preferred Stock, unless such consent is revoked by the Holder in accordance with Section 9.03 hereof.

(d)                                 The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders.  Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be 10 days prior to the first solicitation of such consent.

(e)                                  Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular share of Series A Preferred Stock may do so with regard to all or any part of the Liquidation Preference of such share of Series A Preferred Stock or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such Liquidation Preference.  Any notice given or action taken by a Holder or its agents with regard to different parts of such Liquidation Preference pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

SECTION 1.04.                         Effect of Covenants.  For the avoidance of doubt, the covenants set forth in Article V shall only apply at a time when the Series A Preferred Stock remains outstanding and shall cease to apply when all shares of Series A Preferred Stock are no longer outstanding.

ARTICLE II

DIVIDENDS

SECTION 2.01.                         Dividends.

(a)                                 From and after the date of issuance of each share of the Series A Preferred Stock, Holders of the Series A Preferred Stock shall be entitled to receive in respect of each such share of Series A Preferred Stock, as and when declared by the Company’s Board of Directors, from time to time, cumulative dividends accruing on a daily basis in arrears at the Dividend Rate on the Liquidation Preference of such share of Series A Preferred Stock from time to time, payable in cash and, to the extent not paid on any Dividend Payment Date, compounded quarterly in arrears on such Dividend Payment Date. Dividends will be calculated on the basis of actual days elapsed over a year of 360 days consisting of 12 30-day months.

(b)                                 At any time and from time to time when there are Accreted Dividends, the Company’s Board of Directors, or any authorized committee thereof, may declare and cause the Company to pay in cash, to the Holders on a record date fixed in accordance with Section 213 of the DGCL (which record date shall be not less than three nor more than 60 days prior to the next occurring Dividend Payment Date), a dividend per share of Series A Preferred Stock equal to all or a portion of such Accreted Dividends on such share of Series A Preferred Stock.

(c)                                  Notwithstanding anything to the contrary contained herein, (i) no Dividend may be declared unless paid to the Holders immediately in cash (it being understood that no Dividends may be declared and paid in securities or otherwise “in kind”) and (ii) no Dividend shall be declared or paid in anticipation of a redemption of the Series A Preferred Stock or any liquidation of the Company.

SECTION 2.02.                         Ranking.  The Series A Preferred Stock (inclusive of any and all Dividends thereon) shall rank senior and in priority of payment to all Junior Preferred Stock and other Capital Stock in any liquidation or winding up of the Company, and, so long as any share of Series A Preferred Stock is outstanding, no dividends or distributions on, or purchases or redemptions of, Junior Preferred Stock and other Capital Stock, shall be made, paid or declared (except for Restricted Payments permitted under Section 5.01).

ARTICLE III

REDEMPTION

SECTION 3.01.                         Notices to Holders.  If the Company elects to redeem the Series A Preferred Stock pursuant to Section 3.07 hereof or is required to redeem the Series A Preferred Stock pursuant to Section 3.08 hereof, it shall furnish to each Holder a notice in accordance with Section 3.03 hereof.

SECTION 3.02.                         Selection of Series A Preferred Stock to Be Redeemed.  If less than all of the Series A Preferred Stock are to be redeemed at any time, the Series A Preferred Stock of all Holders shall be redeemed, on a pro rata basis in proportion to the aggregate Liquidation Preference of all Series A Preferred Stock held by each Holder.

Provisions herein that apply to shares of Series A Preferred Stock called for redemption also apply to portions of Series A Preferred Stock called for redemption.

SECTION 3.03.                         Notice of Redemption.  Subject to Section 1.8 of the Series A Investors Rights Agreement, the Company shall deliver electronically, mail or cause to be mailed by first-class mail, postage prepaid, a notice of redemption not less than 10 days and not more than 60 days before the Redemption Date to each Holder of shares of Series A Preferred Stock to be redeemed.

The notice shall identify the Series A Preferred Stock to be redeemed and shall state:

(i)                                     the section of this Certificate of Designation pursuant to which the redemption shall occur;

(ii)                                  the Liquidation Preference of the Series A Preferred Stock to be redeemed;

(iii)                               the Redemption Date;

(iv)                              the Redemption Price;

(v)                                 if the Company is not permitted by Law to redeem all of the Series A Preferred Stock required to be redeemed or if the Series A Preferred Stock is to be redeemed in part only (subject to Section 3.02), the portion of the Liquidation Preference of the Series A Preferred Stock to be redeemed and that, after the Redemption Date upon surrender of such Series A Preferred Stock, a new certificate for such Series A Preferred Stock in a Liquidation Preference equal to the unredeemed portion of the original Series A Preferred Stock will be issued in the name of the Holder upon cancellation of the original certificate representing such Series A Preferred Stock;

(vi)                              that the certificate representing the Series A Preferred Stock (or an affidavit of loss in lieu thereof) called for redemption must be surrendered to the Company to collect the Redemption Price;

(vii)                           that, unless the Company defaults in making such redemption payment, the Series A Preferred Stock called for redemption shall cease to accrue Dividends on and after the Redemption Date; and

(viii)                        any condition to such redemption.

Solely in the case of optional redemption in accordance with Section 3.07, such notice of redemption, and the related redemption, may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a related Qualified IPO.  In addition, if such redemption is subject to the satisfaction of one or more conditions precedent, such notice of redemption shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date as stated in such notice, or by the redemption date as so delayed.  The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by another Person; provided that the Company shall remain liable to any failure by such Person to pay such Redemption Price or perform such obligations.

SECTION 3.04.                         Effect of Notice of Redemption.  Once notice of redemption is delivered to the Holders in accordance with Section 3.03 hereof, subject to satisfaction of any conditions precedent relating thereto specified in the applicable notice of redemption, the Liquidation Preference of the Series A Preferred Stock called for redemption shall become irrevocably due and payable on the Redemption Date at the Redemption Price.  The notice, if delivered, mailed or caused to be mailed in a manner specified in Section 10.03 hereof, shall be conclusively presumed to have been given, whether or not the Holder receives such notice.  In any case, failure to deliver such notice or any defect in the notice to the Holder of any share of

Series A Preferred Stock designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other share of Series A Preferred Stock.

SECTION 3.05.                         Deposit of Redemption Price.

(a)                                 The aggregate Redemption Price will be due and payable, and paid in cash in immediately available funds, to the respective holders of the Series A Preferred Stock on the applicable Redemption Date. Prior to 2:00 p.m., New York City time, on the Redemption Date, the Company shall deposit with each Holder money sufficient to pay the Redemption Price of all Series A Preferred Stock of such Holder to be redeemed on that Redemption Date.  Each such Holder shall promptly return to the Company any money deposited with the Holders by the Company in excess of the amounts necessary to pay the Redemption Price of, and accumulated and unpaid Dividends on, all Series A Preferred Stock of such Holder to be redeemed.

(b)                                 If the Company complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, Dividends shall cease to accrue on the Series A Preferred Stock or the portions of Series A Preferred Stock called for redemption.  If the amounts required to be paid in respect of any share of Series A Preferred Stock called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, without prejudice to any other rights that a Holder may have at Law or in equity, the Company shall pay on the date on which such amounts are actually paid, an additional amount equal to the amount of Dividends that would have accrued on (i) the unpaid Liquidation Preference of such share of Series A Preferred Stock, from the Redemption Date until such Liquidation Preference is paid, and (ii) to the extent lawful on any Dividends accumulated to the Redemption Date not paid on such unpaid Liquidation Preference, in each case at the Dividend Rate.

SECTION 3.06.                         Series A Preferred Stock Redeemed in Part.  Upon surrender of any Series A Preferred Stock certificate that is redeemed in part, the Company shall issue a new Series A Preferred Stock certificate equal in Liquidation Preference to the unredeemed portion of the Series A Preferred Stock surrendered.

SECTION 3.07.                         Optional Redemption.

(a)                                 At any time from and after the Issue Date, the Company may on one or more occasions redeem all (or a part, in accordance with Section 3.02) of the outstanding shares of Series A Preferred Stock held by the Holders on a pro rata basis, upon written notice as described under Section 3.03 hereof for an amount per share equal to the Redemption Price paid in cash on the Redemption Date set forth in the notice required under Section 3.03.

(b)                                 Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through Section 3.06 hereof.

(c)                                  In addition to any redemption pursuant to this Section 3.07, the Company may at any time and from time to time purchase Series A Preferred Stock in privately negotiated transactions, provided that in such privately negotiated transactions all Holders are offered a ratable opportunity to participate.

(d)                                 For greater certainty, the Series A Preferred Stock is not redeemable at the Corporation’s election except pursuant to this Section 3.07.

SECTION 3.08.                         Material Event Redemption. Immediately upon or immediately prior to the occurrence of (a) any Change of Control, (b) the consummation of a Qualified IPO, (c) any Insolvency Event, (d) any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Company or any Significant Subsidiary or (e) any Material Indebtedness Acceleration (any such redemption, a “Material Event Redemption”), the Company shall redeem for cash all of the then outstanding shares of Series A Preferred Stock at a price per share equal to the Redemption Price as of the Redemption Date.

If a Material Event Redemption is triggered and the Company does not have surplus for the redemption of all outstanding shares of Series A Preferred Stock, the Company shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock to the fullest extent of such surplus, based on the respective amounts which would otherwise be payable in respect of the Series A Preferred Stock to be redeemed if the Company’s surplus was sufficient to redeem all such shares, and shall redeem the remaining shares of Series A Preferred Stock as soon as practicable after the Company has surplus therefor. The Company shall use reasonable best efforts to generate sufficient surplus to redeem all outstanding shares of Series A Preferred Stock, including by way of incurrence of indebtedness, issuance of equity, sale of assets, effecting a merger or similar transaction or otherwise. At any time thereafter when additional surplus is available for the redemption of the Series A Preferred Stock such surplus will immediately be used to redeem the balance of the Series A Preferred Stock.

SECTION 3.09.                         No Conversion. The Series A Preferred Stock shall not be convertible into any other securities of the Company.

ARTICLE IV

INFORMATION RIGHTS

(a)                                 So long as any shares of Series A Preferred Stock are outstanding, the Company shall furnish to Holders of such shares of Series A Preferred Stock within 15 days after the time periods specified below:

(i)                                     within 120 days (135 days in the case of the fiscal year containing the Issue Date) after the end of each fiscal year (or if such day is not a Business Day, on the next succeeding Business Day), annual consolidated financial statements of the Company and its subsidiaries prepared in accordance with GAAP and a report on such annual financial statements by the Company’s independent registered public accounting firm; and

(ii)                                  within 60 days (75 days in the case of the first fiscal quarter after the Issue Date) after the end of each of the first three fiscal quarters of each fiscal year (or if such day is not a Business Day, on the next succeeding Business Day), quarterly consolidated financial statements of the Company and its Subsidiaries prepared in accordance with GAAP (collectively, (i) and (ii), the “Required Financial Statements”).

(b)                                 Notwithstanding the foregoing, the Company shall be deemed to have satisfied its obligations pursuant to Section 4.01(a) with respect to the Required Financial Statements by furnishing consolidated annual and quarterly financial statements of OpCo or a direct or indirect parent entity of OpCo; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Opco or such parent entity (and other parent entities included in such information, if any), on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.  For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited.

(c)                                  Documents required to be delivered pursuant to this Certificate of Designation may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Company (or OpCo or any Parent Entity of OpCo) posts such documents on a website (which may be nonpublic and may be maintained by the Company, OpCo or a third Party) to which access will be given to Holders.

(d)                                 To the extent any information is not provided within the time periods specified in Section 4.01(a) and such information is subsequently provided, the Company shall be deemed to have satisfied its obligations with respect thereto at such time and any Trigger Event with respect thereto shall be deemed to have been cured.

ARTICLE V

COVENANTS

SECTION 5.01.                         Limitation on Restricted Payments.

(a)                                 The Company shall not, and shall not permit any of the Restricted Subsidiaries, directly or indirectly, to:

(i)                                     declare or pay any dividend or make any distribution on or in respect of the Company’s Common Capital Stock, Junior Preferred Stock or any Restricted Subsidiary’s Capital Stock (in each case, solely to a holder of such Common Capital Stock, Junior Preferred Stock or Capital Stock in such Person’s capacity as a holder thereof), including any such payment in connection with any merger or consolidation involving the Company or any of the Restricted Subsidiaries, except:

(1)                                 dividends, payments or distributions payable in Common Capital Stock of the Company or in options, warrants or other rights to purchase such Common Capital Stock of the Company; and

(2)                                 dividends, payments or distributions payable to the Company or a Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution to holders of its Capital Stock other than the Company or another Restricted Subsidiary, on no more than a pro rata basis);

(ii)                                  purchase, repurchase, redeem, retire or otherwise acquire or retire for value any Common Capital Stock or Junior Preferred Stock of the Company or any Parent Entity held by Persons other than the Company or a Restricted Subsidiary; or

(iii)                               make any Restricted Investment;

(any such dividend, distribution, payment, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (i) through (iii) above are referred to herein as a “Restricted Payment”) , if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)                                 in the case of a Restricted Payment other than a Restricted Investment, a Trigger Event shall have occurred and be continuing (or would immediately thereafter result therefrom);

(2)                                 the Company is not able to incur an additional $1.00 of Indebtedness pursuant to Section 5.02(a) immediately after giving effect, on a pro forma basis, to such Restricted Payment; or

(3)                                 the aggregate amount of such Restricted Payment and all other Restricted Payments made subsequent to the Issue Date (and not returned or rescinded) (including Permitted Payments made pursuant to clauses (i) (without duplication) and (vii)(C) of Section 5.01(b), but excluding all other Restricted Payments permitted by  Section 5.01(b)) would exceed the sum of (without duplication):

(A)                               50% of Consolidated Net Income for the period (treated as one accounting period) from the first day of the first fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available (which may be internal financial statements) (or, in the case such Consolidated Net Income is a deficit, minus 100% of such deficit);

(B)                               100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company from the issue or sale of its Capital Stock or as the result of a merger or consolidation with another Person subsequent to the Issue Date or otherwise contributed to the equity (in each case other than through the issuance of Disqualified Stock or Designated Preferred Stock) of the Company or a Restricted Subsidiary (including the aggregate principal amount of any Indebtedness of the Company or a Restricted Subsidiary contributed to the Company or a Restricted Subsidiary for cancellation) or that becomes part of the capital of the Company or a Restricted Subsidiary through consolidation or merger subsequent to the Issue Date (other than (x) net cash proceeds or property or assets or marketable securities received from an issuance or sale of such Capital Stock to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary, (y) cash or property or assets or marketable securities to the extent that any Restricted Payment has been made from such proceeds in reliance on Section 5.01(b)(vi) and (z) Excluded Contributions);

(C)                               100% of the aggregate amount of cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary from the issuance or sale (other than to the Company or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Company or any Subsidiary of the Company for the benefit of their employees to the extent funded by the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary subsequent to the Issue Date of any Indebtedness, Disqualified Stock or Designated Preferred Stock that has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock or Designated Preferred Stock) plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(D)                               100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Company, of marketable securities or other property received by means of: (x) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of, or other returns on Investment from, Restricted Investments made by the Company or the Restricted Subsidiaries and repurchases and redemptions of, or cash distributions or cash interest received in respect of, such Investments from the Company or the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Company or the Restricted Subsidiaries, in each case after the Issue Date; or (y) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a dividend, payment or distribution from an Unrestricted Subsidiary (other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 5.01(b)(xvii) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 5.01(b)(xvii), as the case may be) or a dividend from a Person that is not a Restricted Subsidiary after the Issue Date;

(E)                                in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), as determined in good faith by the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation or consolidation or transfer of assets (after taking into consideration any Indebtedness associated with the Unrestricted Subsidiary so designated or merged, amalgamated or consolidated or Indebtedness associated with the assets so transferred), other than to the extent of the amount of the Investment that constituted a Permitted Investment or was made under Section 5.01(b)(xvii) and will increase the amount available under the applicable clause of the definition of “Permitted Investment” or Section 5.01(b)(xvii), as the case may be; and

(F)                                 $300.0 million.

(b)                                 The foregoing provisions shall not prohibit any of the following (collectively, “Permitted Payments”):

(i)                                     the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Certificate of Designation or the redemption, repurchase or retirement of Indebtedness if, at the date of any redemption notice, such payment would have complied with the provisions of this Certificate of Designation as if it were and is deemed at such time to be a Restricted Payment at the time of such notice;

(ii)                                  (1) any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”) made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company or any Parent Entity to the extent contributed to the Company (in each case, other than Disqualified Stock or Designated Preferred Stock) (“Refunding Capital Stock”), (2) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance and (3) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 5.01(b)(xiii), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Capital Stock of a Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii)                               any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness made by exchange for, or out of the proceeds of the substantially concurrent sale of, Refinancing Indebtedness permitted to be incurred pursuant to Section 5.02;

(iv)                              any prepayment, purchase, repurchase, exchange, redemption, defeasance, discharge, retirement or other acquisition of Preferred Stock of the Company or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Preferred Stock of the Company or a Restricted Subsidiary, as the case may be, that, in each case, is permitted to be incurred pursuant to Section 5.02;

(v)                                 any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Subordinated Indebtedness of the Company or a Restricted Subsidiary:

(1)                                 from net cash proceeds to the extent permitted under Section 5.03, but only if the Company shall have first complied with the terms described under Section 5.03 and purchased all Series A Preferred Stock required thereby, prior to prepaying, purchasing, repurchasing, redeeming, defeasing, discharging, retiring or otherwise acquiring such Subordinated Indebtedness; or

(2)                                 to the extent required by the agreement governing such Subordinated Indebtedness, following the occurrence of (A) a Change of Control (or other similar event described therein as a “change of control”) or (B) an Asset Disposition (or other similar event described therein as an “asset disposition” or “asset sale”), but only if the Company shall have first complied with the terms described under Section 3.08 or Section 5.03 as applicable, and purchased all Series A Preferred Stock required thereby, prior to purchasing, repurchasing, redeeming, defeasing or otherwise acquiring or retiring such Subordinated Indebtedness; or

(3)                                 consisting of Acquired Indebtedness (other than Indebtedness incurred (A) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Company or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition);

(vi)                              a Restricted Payment to pay for the prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of Capital Stock (other than

Disqualified Stock) of the Company or any Parent Entity held by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit, or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement (including, for the avoidance of doubt, any principal and interest payable on any Indebtedness issued by the Company or any Parent Entity in connection with such prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition), including any Capital Stock rolled over, accelerated or paid out by or to any employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Parent Entity in connection with any transaction; provided, however, that the aggregate Restricted Payments made under this clause do not exceed the greater of $48.0 million and 6.0% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of the greater of $108.0 million and 18.0% of LTM EBITDA in any calendar year) or, (y) so long as there has been no failure to comply with the redemption provisions of Section 3.08, subsequent to the consummation of an underwritten public Equity Offering of common stock of the Company or any Parent Entity, the greater of $108.0 million and 18.0% of LTM EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of the greater of $216.0 million and 30.0% of LTM EBITDA in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A)                               the cash proceeds from the sale of Capital Stock (other than Disqualified Stock or Preferred Stock) of the Company and, to the extent contributed to the capital of the Company, the cash proceeds from the sale of Capital Stock of any Parent Entity, in each case, to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity that occurred after the Issue Date; plus

(B)                               the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries (or any Parent Entity to the extent contributed to the Company) after the Issue Date; less

(C)                               the amount of any Restricted Payments made in previous calendar years pursuant to clauses (A) and (B) of this Section 5.01(b)(vi);

provided, further, that (x) cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or Restricted Subsidiaries or any Parent Entity in connection with a repurchase of Capital Stock of the Company or any Parent Entity and (y) the repurchase of Capital Stock deemed to occur upon the exercise of options, warrants or similar instruments if such Capital Stock represents all or a portion of the exercise price thereof and payments, in lieu of the issuance of fractional shares of such Capital Stock or withholding to pay other taxes payable in connection therewith, in the case of each of clauses (x) and (y), shall not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Certificate of Designation;

(vii)                           the declaration and payment of dividends on Disqualified Stock of any of the Company’s Restricted Subsidiaries or Preferred Stock of a Restricted Subsidiary, issued in accordance with Section 5.02;

(viii)                        payments made or expected to be made by the Company or any Restricted Subsidiary in respect of withholding or similar taxes payable in connection with the exercise or vesting of Capital Stock or any other equity award by any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company or any Restricted Subsidiary or any Parent Entity and purchases, repurchases, redemptions, defeasances or other acquisitions or retirements of Capital Stock deemed to occur upon the exercise, conversion or exchange of stock options, warrants, equity-based awards or other rights in respect thereof if such Capital Stock represents a portion of the exercise price thereof or payments in respect of withholding or similar taxes payable upon exercise or vesting thereof;

(ix)                              dividends, loans, advances or distributions to any Parent Entity or other payments by the Company or any Restricted Subsidiary in amounts equal to (without duplication):

(1)                                 the amounts required for any Parent Entity to pay any Parent Entity Expenses or Related Taxes;

(2)                                 amounts constituting or to be used for purposes of making payments to the extent specified in clauses (ii), (iii), (v), (xi), (xii), (xiii) and (xix) of Section 5.06(b); and

(3)                                 up to $3.0 million per calendar year;

(x)                                 (a) the declaration and payment of dividends on the common stock or common equity interests of the Company or any Parent Entity (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock), following a public offering of such common stock or common equity interests (or such exchangeable securities, as applicable), in an amount in any fiscal year not to exceed the greater of (i) up to 6% of the amount of net cash proceeds received by or contributed to the Company or any of its Restricted Subsidiaries from any such public offering and (ii) an aggregate amount not to exceed 5% of Market Capitalization; or (b) in lieu of all or a portion of the dividends permitted by clause (a), any prepayment, purchase, repurchase, redemption, defeasance, discharge, retirement or other acquisition of the Company’s Capital Stock (and any equivalent declaration and payment of a distribution of any security exchangeable for such common stock or common equity interests to the extent required by the terms of any such exchangeable securities and any Restricted Payment to any such Parent Entity to fund the payment by such Parent Entity of dividends on such entity’s Capital Stock) for aggregate consideration that, when taken together with dividends permitted by clause (a), does not exceed the amount contemplated by clause (a); provided, however, any payment, loan, advance, dividend or distribution pursuant to this clause (x) shall be permitted only if there has not been a failure to comply with the redemption provisions of Section 3.08;

(xi)                              payments by the Company, or loans, advances, dividends or distributions to any Parent Entity to make payments, to holders of Capital Stock of the Company or any Parent Entity in lieu of the issuance of fractional shares of such Capital Stock, provided, however, that any such payment, loan, advance, dividend or distribution shall not be for the purpose of evading any limitation of this covenant or otherwise to facilitate any dividend or other return of capital to the holders of such Capital Stock (as determined in good faith by the Company);

(xii)                           Restricted Payments that are made (1) in an amount not to exceed the amount of Excluded Contributions or (2) in an amount equal to the amount of net cash proceeds from an asset sale or disposition in respect of property or assets acquired, if the acquisition of such property or assets was financed with Excluded Contributions, provided that such amount shall not increase the amount available pursuant to Section 5.01(a)(3);

(xiii)                        (1) the declaration and payment of dividends on Designated Preferred Stock of the Company or any of its Restricted Subsidiaries issued after the Issue Date;

(2) the declaration and payment of dividends to a Parent Entity in an amount sufficient to allow the Parent Entity to pay dividends to holders of its Designated Preferred Stock issued after the Issue Date; and

(3) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock;

provided, however, that, in the case of Section 5.02(b)(xiii)(2), the amount of dividends paid to a Person pursuant to such clause shall not exceed the cash proceeds received by the Company or the aggregate amount contributed in cash to the equity of the Company (other than through the issuance of Disqualified Stock or an Excluded Contribution of the Company), from the issuance or sale of such Designated Preferred Stock; provided further, in the case of Section 5.02(b)(xiii)(2) and Section 5.02(b)(xiii)(3), that for the most recently ended four fiscal quarters for which consolidated financial statements are available (which may be internal financial statements) immediately preceding the date of issuance of such Designated Preferred Stock or declaration of such dividends on such Refunding Capital Stock, after giving effect to such payment on a pro forma basis, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the test set forth in Section 5.02(a);

(xiv)                       distributions, by dividend or otherwise, or other transfer or disposition of shares of Capital Stock of, or equity interests in, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), or Indebtedness owed to the Company or a Restricted Subsidiary by an Unrestricted Subsidiary (or a Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), in each case, other than Unrestricted Subsidiaries, substantially all of the assets of which are cash and Cash Equivalents or proceeds thereof;

(xv)                          distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation, in each case in connection with a Qualified Securitization Financing or Receivables Facility;

(xvi)                       any Restricted Payment made in connection with the Transactions and any fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related thereto, including Transaction Expenses, or used to fund amounts owed to Affiliates in connection with the Transactions (including dividends to any Parent Entity to permit payment by such Parent Entity of such amounts);

(xvii)                    (1) Restricted Payments (including loans or advances) in an aggregate amount outstanding at the time made not to exceed the greater of $360.0 million and 48.0% of LTM EBITDA at such time, and (2) so long as no Trigger Event has occurred and is continuing (or would result therefrom), any Restricted Payments, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Leverage Ratio (for the avoidance of doubt, excluding the Liquidation Preference of the Series A Preferred Stock) shall be no greater than 4.40 to 1.00;

(xviii)                 mandatory redemptions of Disqualified Stock issued as a Restricted Payment or as consideration for a Permitted Investment;

(xix)                       so long as no Trigger Event has occurred and is continuing (or would result therefrom), the redemption, defeasance, repurchase, exchange or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, so long as, immediately after giving pro forma effect to the payment of any such Restricted Payment and the incurrence of any Indebtedness the net proceeds of which are used to make such Restricted Payment, the Consolidated Total Leverage Ratio (for the avoidance of doubt, excluding the Liquidation Preference of the Series A Preferred Stock) shall be no greater than 5.00 to 1.00;

(xx)                          payments or distributions to dissenting stockholders pursuant to applicable law (including in connection with, or as a result of, exercise of dissenters’ or appraisal rights and the settlement of any claims or action (whether actual, contingent or potential)), pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that complies with Section 5.07;

(xxi)                       Restricted Payments to a Parent Entity to finance Investments that would otherwise be permitted to be made pursuant to this covenant if made by the Company; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (2) such Parent Entity shall, promptly following the closing thereof, cause (A) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Company or one of its Restricted Subsidiaries or (B) the merger or amalgamation of the Person formed or acquired into the Company or one of its Restricted Subsidiaries (to the extent not prohibited by Section 5.06) to consummate such Investment, (3) such Parent Entity and its Affiliates (other than the Company or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Company or a Restricted Subsidiary could have given such consideration or made such payment in compliance with this Certificate of Designation, (4) any property received by the Company shall not increase amounts available for Restricted Payments pursuant to 5.01(a)(iv)(3), except to the extent the fair market value at the time of such receipt of such property exceeds the Restricted Payment made pursuant to this clause and (5) such Investment shall be deemed to be made by the Company or such Restricted Subsidiary pursuant to another provision of this covenant (other than pursuant to Section 5.01(b)(xii))

or pursuant to the definition of “Permitted Investment” (other than pursuant to clause (l) thereof);

(xxii)                    investments or other Restricted Payments in an aggregate amount not to exceed an amount equal to Declined Excess Proceeds;

(xxiii)                 any Restricted Payment made in connection with a Permitted Intercompany Activity or Permitted Tax Restructuring;

(xxiv)                payments of Dividends or the Redemption Price of the Series A Preferred Stock; and

(xxv)                   other Restricted Payments approved by the Holder Majority.

(c)                                  Notwithstanding Section 5.01(a) and (b) above or anything else to the contrary contained in this Certificate of Designation, neither the Company nor any of its Restricted Subsidiaries shall make (i) any Restricted Payment of the type described in Section 5.01(a)(i) or 5.01(a)(ii) or (ii) any Restricted Investment or Permitted Investment in an Unrestricted Subsidiary, if the proceeds (including, for the avoidance of doubt, any equity interests or other assets) are to be used to directly or indirectly fund payments or other transfers of value to any Parent Entity, any direct or indirect holder of Common Capital Stock or Junior Preferred Stock of the Company or any direct or indirect holder of Capital Stock of any Parent Entity, except pursuant to:

(i)                                     Section 5.01(b)(vi);

(ii)                                  Section 5.01(b)(viii);

(iii)                               Section 5.01(b)(ix)(1) and Section 5.01(b)(ix)(2) (with respect to solely the reference to clause (xi) of Section 5.06(b) contained therein); and

(iv)                              Section 5.01(b)(xxiv).

(d)                                 For purposes of determining compliance with this covenant, in the event that a Restricted Payment or Investment (or portion thereof) meets the criteria of more than one of the categories of Permitted Payments described in the clauses above, or is permitted pursuant to the first paragraph of this covenant and/or one or more of the clauses contained in the definition of “Permitted Investment”, the Company will be entitled to divide or classify (or later divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment or Investment (or portion thereof) in any manner that complies with this covenant, including as an Investment pursuant to one or more of the clauses contained in the definition of “Permitted Investment.”

(e)                                  The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The fair market value of any cash Restricted Payment shall be its face amount, and the fair market value of any non-cash Restricted Payment, property or assets other than cash shall be determined conclusively by the Company acting in good faith.

(f)                                   Notwithstanding anything to the contrary herein, the Company will not permit or cause any direct or indirect Subsidiaries of the Company to pay, make, or declare a dividend, distribution, or payment to the extent the same would violate or be in breach of the obligation hereunder.

(g)                                  In connection with any commitment, definitive agreement or similar event relating to an Investment, the Company or applicable Restricted Subsidiary may designate such Investment as having occurred on the date of the commitment, definitive agreement or similar event relating thereto (such date, the “Election Date”) if, after giving pro forma effect to such Investment and all related transactions in connection therewith and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to make such Investment on the relevant Election Date in compliance with this Certificate of Designation, and any related subsequent actual making of such Investment will be deemed for all purposes under this Certificate of Designation to have been made on such Election Date, including for purposes of calculating any ratio, compliance with any test, usage of any baskets hereunder (if applicable) and EBITDA and for purposes of determining whether there exists any Default or Trigger Event (and all such calculations on and after the Election Date until the termination, expiration, passing, rescission, retraction or rescindment of such commitment, definitive agreement or similar event shall be made on a pro forma basis giving effect thereto and all related transactions in connection therewith).

(h)                                 If the Company or a Restricted Subsidiary makes a Restricted Payment which at the time of the making of such Restricted Payment would in the good faith determination of the Company be permitted under the provisions of this Certificate of Designation, such Restricted Payment shall be deemed to have been made in compliance with this Certificate of Designation notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting Consolidated Net Income or Consolidated EBITDA of the Company for any period.

SECTION 5.02.                         Limitation on Indebtedness.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any of the Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), if on the date of such incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Consolidated Total Leverage Ratio would have been no greater than 7.60 to 1.00.

(b)                                 The foregoing limitations shall not prohibit the incurrence of the following Indebtedness (collectively, the “Permitted Debt”):

(i)                                     Indebtedness incurred under any Credit Facility (including letters of credit or bankers’ acceptances issued or created under any Credit Facility), including the Secured Notes, if any, and Guarantees in respect of such Indebtedness, up to an aggregate principal amount at the time of incurrence not exceeding the sum of $3,693.0 million and any Refinancing Indebtedness in respect thereof;

(ii)                                  Guarantees by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any Restricted Subsidiary so long as the incurrence of such Indebtedness or other obligations is not prohibited by the terms of this Certificate of Designation;

(iii)                               Indebtedness of the Company to any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary to the Company or any Restricted Subsidiary; provided, however, that:

(1)                                 any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary, and

(2)                                 any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary,

shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(iv)                              Indebtedness represented by (1) the Senior Notes (other than any Additional Notes), including any Guarantee thereof, (2) any Indebtedness (other than Indebtedness incurred pursuant to clauses (i), (iii) or (iv)(1) of this paragraph) outstanding on the Issue Date and any Guarantees thereof and (3) Refinancing Indebtedness (including, with respect to the Senior Notes and any Guarantee thereof) incurred in respect of any Indebtedness described in this clause (iv) or clause (v) of this paragraph or incurred pursuant to Section 5.02(a);

(v)                                 [Reserved];

(vi)                              Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(vii)                           Indebtedness represented by Capitalized Lease Obligations or Purchase Money Obligations in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness incurred pursuant to this clause (vii) and then outstanding, does not exceed the greater of (x) $222.0 million and (y) 30.0% of LTM EBITDA at the time of incurrence and any Refinancing Indebtedness in respect thereof;

(viii)                        Indebtedness in respect of (1) workers’ compensation claims, health, disability or other employee benefits, property, casualty or liability insurance, self-insurance obligations, customer guarantees, performance, indemnity, surety, judgment, bid, appeal, advance payment (including progress premiums), customs, value added or other tax or other guarantees or other similar bonds, instruments or obligations, completion guarantees and warranties or relating to liabilities, obligations or guarantees incurred in the ordinary course of business or consistent with past practice; (2) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or consistent with past practice; (3) customer deposits and advance payments (including progress premiums) received from customers for goods or services purchased in the ordinary course of business or consistent with past practice; (4) letters of credit, bankers’ acceptances, discounted bills of exchange, discounting or factoring of receivables or payables for credit management purposes, warehouse receipts, guarantees or other similar instruments or obligations issued or entered into, or relating to liabilities or obligations incurred in the ordinary course of business or consistent with past practice; (5) Cash Management Obligations; and (6) Settlement Indebtedness;

(ix)                              Indebtedness arising from agreements providing for guarantees, indemnification, obligations in respect of earn-outs, deferred purchase price or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, a Person (including any Capital Stock of a Subsidiary) or Investment (other than Guarantees of Indebtedness incurred by any Person acquiring or disposing of such business, assets, Person or Investment for the purpose of financing such acquisition or disposition);

(x)                                 [Reserved];

(xi)                              [Reserved];

(xii)                           (1) Indebtedness issued by the Company or any of its Subsidiaries to any future, present or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any Parent Entity, in each case to finance the purchase or redemption of Capital Stock of the Company or any Parent Entity that is permitted by Section 5.01 and (2) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in the ordinary course of business, consistent with past practice or in connection with the Transactions, any Investment or any acquisition (by merger, consolidation, amalgamation or otherwise);

(xiii)                        Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business or consistent with past practice;

(xiv)                       [Reserved];

(xv)                          [Reserved];

(xvi)                       any obligation, or guaranty of any obligation, of the Company or any Restricted Subsidiary to reimburse or indemnify a Person extending credit to customers of the Company or a Restricted Subsidiary incurred in the ordinary course of business or consistent with past practice for all or any portion of the amounts payable by such customers to the Person extending such credit;

(xvii)                    Indebtedness to a customer to finance the acquisition of any equipment necessary to perform services for such customer; provided that the terms of such Indebtedness are consistent with those entered into with respect to similar Indebtedness prior to the Issue Date, including that (1) the repayment of such Indebtedness is conditional upon such customer ordering a specific amount of goods or services and (2) such Indebtedness does not bear interest or provide for scheduled amortization or maturity;

(xviii)                 Indebtedness incurred by the Company or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy or discharge the Secured Notes or the Senior Notes or exercise the Company’s legal defeasance or covenant defeasance, in each case, in accordance with the Secured Notes Indenture, the Senior Notes Indenture and this Certificate of Designation; and

(xix)                       Indebtedness of the Company or any of its Restricted Subsidiaries arising pursuant to any Permitted Tax Restructuring which may not consist of debt for borrowed notes.

(c)                                  Notwithstanding anything herein to the contrary, the Company shall not permit the Investors or any Non-Debt Fund Affiliates of the Investors to acquire or hold, whether acquired in primary or secondary transactions, more than 25.0% of any tranche of Indebtedness of the Company or any Subsidiaries of the Company.

(d)                                 For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant:

(i)                                     in the event that all or any portion of any item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the first and second paragraphs of this covenant, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness (or any portion thereof) and only be required to include the amount and type of such Indebtedness in the first paragraph above or one of the clauses of the second paragraph of this covenant;

(ii)                                  additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to any type of Indebtedness described in the first and second paragraphs of this covenant so long as such Indebtedness is permitted to be incurred pursuant to such provision and any related Liens are permitted to be incurred at the time of reclassification (it being understood that any Indebtedness incurred pursuant to one of the clauses of the second paragraph of this covenant shall cease to be deemed incurred or outstanding for purposes of such clause but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Company or its Restricted Subsidiaries could have incurred such Indebtedness under the first paragraph of this covenant without reliance on such clause);

(iii)                               (A) all Indebtedness outstanding on the Issue Date under the Credit Agreement and the Secured Notes shall be deemed incurred on the Issue Date under Section 5.02(b)(i) and may not be reclassified and (B) Indebtedness outstanding on the Issue Date under the Senior Notes shall be deemed incurred on the Issue Date under Section 5.02(b)(iv) and may not be reclassified;

(iv)                              in the case of any Refinancing Indebtedness, when measuring the outstanding amount of such Indebtedness, such amount shall not include the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing;

(v)                                 Guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(vi)                              if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to any clause of the second paragraph above or the first paragraph above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, then such other Indebtedness shall not be included;

(vii)                           the principal amount of any Disqualified Stock of the Company or a Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(viii)                        Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

(ix)                              for all purposes under this Certificate of Designation, including for purposes of calculating the Consolidated Total Leverage Ratio in connection with the incurrence, issuance or assumption of any Indebtedness pursuant to the first or second paragraph above, the Company may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if the Consolidated Total Leverage Ratio or other provision of this Certificate of Designation is complied with (or satisfied) with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this covenant, whether or not the Consolidated Total Leverage Ratio or other provision of this Certificate of Designation, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is complied with (or satisfied) for all purposes (including as to the absence of any continuing Default or Trigger Event); provided that for purposes of subsequent calculations of the Consolidated Total Leverage Ratio or other provision of this Certificate of Designation, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Company revokes an election of a Reserved Indebtedness Amount;

(x)                                 when calculating the availability under any basket or ratio under this Certificate of Designation or compliance with any provision of this Certificate of Designation in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Trigger Event)) under this Certificate of Designation shall be deemed to be the date (the “LCT Test Date”) either (1) the definitive agreement for such Limited Condition Transaction is entered into (or, if applicable, the date of delivery of an irrevocable declaration of a Restricted Payment or similar event), or (2) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer (or equivalent announcement in another jurisdiction) (an “LCT Public Offer”) in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued, assumed or incurred at the LCT Test Date or at any time thereafter); provided that (y) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be the applicable LCT Test Date for purposes of such ratios, tests or baskets and (z) except as contemplated in the foregoing clause (a), compliance with such ratios, test or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transaction related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness and the use of proceeds thereof, the incurrence or creation of Liens, repayments, Restricted Payments and Asset Dispositions).

For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or total assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Trigger Event) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Default or Trigger Event), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Trigger Event shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Conditionality Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes (or, if applicable, the irrevocable notice is terminated, expires or passes or, as applicable, the offer in respect of an LCT Public Offer for, such acquisition is terminated), as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction;

(xi)                              notwithstanding anything in this covenant to the contrary, in the case of any Indebtedness incurred to refinance Indebtedness initially incurred in reliance on a clause of the second paragraph of this covenant measured by reference to a percentage of LTM EBITDA at the time of incurrence, if such refinancing would cause the percentage of LTM EBITDA restriction to be exceeded if calculated based on the percentage of LTM EBITDA on the date of such refinancing, such percentage of LTM EBITDA restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing; and

(xii)                           the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness, the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock or the reclassification of commitments or obligations not treated as Indebtedness due to a change in GAAP, will not be deemed to be an incurrence of Indebtedness for purposes of the covenant described under this Section 5.02.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under this Section 5.02, the Company shall be in default of this covenant).

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (a) the principal amount of such Indebtedness being refinanced plus (b) the aggregate amount of accrued and unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or a Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

This Certificate of Designation will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2)  senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral or is secured by different collateral or because it is guaranteed by different obligors.

SECTION 5.03.                         Limitation on Sales of Assets and Subsidiary Stock.

(a)                                 The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(i)                                     the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition), as determined in good faith by the Company, of the shares and assets subject to such Asset Disposition (including, for the avoidance of doubt, if such Asset Disposition is a Permitted Asset Swap);

(ii)                                  in any such Asset Disposition (except to the extent the Asset Disposition is a Permitted Asset Swap), at least 75% of the consideration from such Asset Disposition, together with all other Asset Dispositions since the Issue Date (on a cumulative basis), (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(iii)                               within 455 days from the later of (x) the date of such Asset Disposition and (y) the receipt of the Net Available Cash from such Asset Disposition (as may be extended by an Acceptable Commitment or a Second Commitment as set forth below, the “Proceeds Application Period”), an amount equal to 100% of such Net Available Cash is applied, to the extent the Company or any Restricted Subsidiary, as the case may be, elects:

(1)                                 (A) to reduce, prepay, repay or purchase any Indebtedness, or (B) to make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer), to redeem shares of Series A Preferred Stock in accordance with this Certificate of Designation or purchase shares of Series A Preferred Stock through privately negotiated transactions in accordance with Section 3.07(c); provided, however, that, in connection with any reduction, prepayment, repayment or purchase of Indebtedness pursuant to this clause (1), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of in connection with such Asset Disposition constituted “borrowing base assets”) to be reduced in an amount equal to the principal amount so reduced, prepaid, repaid or purchased;

(2)                                 (A) to invest (including capital expenditures) in or commit to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary); or (B) to invest (including capital expenditures) in any one or more businesses (provided that any such business will be a Restricted Subsidiary), properties or assets that replace the businesses, properties and/or assets that are the subject of such Asset Disposition, with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as reasonably determined by the Company); provided, however, that a binding agreement shall be treated as a permitted application of Net Available Cash from the date of such commitment with the good faith expectation that an amount equal to Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event of any Acceptable Commitment is later cancelled or terminated for any reason before such amount is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided, further, that if any Second Commitment is later cancelled or terminated for any reason before such amount is applied, then such Net Available Cash shall constitute Excess Proceeds; or

(3)                                 any combination of the foregoing;

provided that (A) pending the final application of the amount of any such Net Available Cash pursuant to this covenant, the Company or the applicable Restricted Subsidiaries may apply such Net Available Cash temporarily to reduce Indebtedness (including under the Credit Facilities) or otherwise apply such Net Available Cash in any manner not prohibited by this Certificate of Designation and (B) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the trustee under the Secured Notes Indenture and the Senior Notes Indenture of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (B) above with respect to such Asset Disposition.

(b)                                 If, with respect to any Asset Disposition, at the expiration of the Proceeds Application Period with respect to such Asset Disposition, there remains Net Available Cash in excess of the greater of $90.0 million and 12.0% of LTM EBITDA (such amount, “Excess Proceeds”) less any amount used to make an asset purchase offer pursuant to the Secured Notes Indenture and the Senior Notes Indenture, then, subject to the limitations with respect to Foreign Dispositions set forth below, the Company shall make an offer (an “Asset Disposition Offer”) no later than ten business days after the expiration of the Proceeds Application Period to all Holders of shares of Series A Preferred Stock to purchase the maximum principal amount of such shares of Series A Preferred Stock, as appropriate, on a pro rata basis, that may be purchased out of such Excess Proceeds, if any, at an offer price, in the case of the Series A Preferred Stock, in cash in an amount equal to 100% of the Liquidation Preference thereof, plus accrued and unpaid interest, if any, to, but not including, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Certificate of Designation, in minimum denominations of $1,000. Notices of an Asset Disposition shall be sent by first class mail or sent electronically, not more than 60 days before the purchase date to each Holder of shares of Series A Preferred Stock. The Company may satisfy the foregoing obligation with respect to any Net Available Cash from an Asset Disposition by making an Asset Disposition Offer prior to the expiration of the Proceeds Application Period (the “Advance Offer”) with respect to all or a part of the Net Available Cash (the “Advance Portion”) in advance of being required to do so by this Certificate of Designation.

(c)                                  To the extent that the aggregate Liquidation Preference of the shares of Series A Preferred Stock validly tendered or otherwise surrendered in connection with an Asset Disposition Offer is less than the amount offered in an Asset Disposition Offer (or, in the case of an Advance Offer, the Advance Portion), the Company may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) (the “Declined Excess Proceeds”) for any purpose not otherwise prohibited by this Certificate o Designation. If the aggregate Liquidation Preference of the Series A Preferred Stock validly tendered pursuant to any Asset Disposition Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Company shall allocate the Excess Proceeds among the Series A Preferred Stock on a pro rata basis on the basis of the aggregate Liquidation Preference of tendered Series A Preferred Stock; provided that no shares of Series A Preferred Stock will be selected and purchased in an unauthorized denomination. Upon completion of any Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

(d)                                 To the extent that any portion of Net Available Cash payable in respect of the Secured Notes and the Senior Notes is denominated in a currency other than Dollars, the amount thereof payable in respect of the Secured Notes and the Senior Notes shall not exceed the net amount of funds in Dollars that is actually received by the Company upon converting such portion into Dollars.

(e)                                  Notwithstanding any other provisions of this covenant, (i) to the extent that any of or all the Net Available Cash of any Asset Disposition are received or deemed to be received by a Foreign Subsidiary (a “Foreign Disposition”) is (1) prohibited or delayed by applicable local law, (2) restricted by applicable organizational documents or any agreement or (3) subject to other onerous organizational or administrative impediments from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this covenant, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law, documents or agreements will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriation will be promptly effected and the amount of such repatriated Net Available Cash will be promptly (and in any event not later than five Business Days after such repatriation could be made) applied (net of additional Taxes payable or reserved against as a result thereof) (whether or not repatriation actually occurs) in compliance with this covenant and (ii) to the extent that the Company has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse Tax consequence (which for the avoidance of doubt, includes, but is not limited to, any prepayment out of such Net Available Cash whereby doing so the Company, any of its Subsidiaries, any Parent Entity or any of their respective affiliates and/or equity owners would incur a Tax liability, including a Tax dividend, deemed dividend pursuant to Code Section 956 or a withholding Tax), the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or Trigger Event.

(f)                                   For the purposes of Section 5.03(a)(ii), the following will be deemed to be cash:

(i)                                     the assumption by the transferee of Indebtedness or other liabilities, contingent or otherwise, of the Company or a Restricted Subsidiary or the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness or other liability in connection with such Asset Disposition;

(ii)                                  securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash and Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Disposition;

(iii)                               Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Asset Disposition;

(iv)                              consideration consisting of Indebtedness of the Company received after the Issue Date from Persons who are not the Company or any Restricted Subsidiary; and

(v)                                 any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Dispositions having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause that is at that time outstanding, not to exceed the greater of $180.0 million and 24.0% of LTM EBITDA, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(g)                                  To the extent that the provisions of any securities laws or regulations, including Rule 14e-1 under the Exchange Act, conflict with the provisions of this Certificate of Designation, the Company shall not be deemed to have breached its obligations described in this Certificate of Designation by virtue of compliance therewith.

(h)                                 The provisions of this Certificate of Designation relative to the Company’s obligation to make an offer to repurchase the shares of Series A Preferred Stock as a result of an Asset Disposition may be waived or modified with the written consent of the Holders of a majority in principal amount of the shares of Series A Preferred Stock then outstanding.

(i)                                     The Credit Agreement may prohibit or limit, and future credit agreements or other agreements to which the Company becomes a party may prohibit or limit, the Company from purchasing any shares of Series A Preferred Stock pursuant to this Section 5.03. In the event the Company is prohibited from purchasing the shares of Series A Preferred Stock, the Company could seek the consent of its lenders to the purchase of the shares of Series A Preferred Stock or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the shares of Series A Preferred Stock. In such case, the Company’s failure to purchase tendered shares of Series A Preferred Stock would constitute a Trigger Event under this Certificate of Designation.

SECTION 5.04.                         Limitation on Restrictions on Distributions from Restricted Subsidiaries.

(a)                                 The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(i)                                     pay dividends or make any other distributions in cash or otherwise on its Capital Stock or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary;

(ii)                                  make any loans or advances to the Company or any Restricted Subsidiary; or

(iii)                               sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary;

provided that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill requirements to) loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness incurred by the Company or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

(b)                                 The provisions of Section 5.04(a) shall not prohibit:

(i)                                     any encumbrance or restriction pursuant to any Credit Facility or any other agreement or instrument, in each case, in effect at or entered into on the Issue Date;

(ii)                                  any encumbrance or restriction pursuant to this Certificate of Designation, the Senior Notes Indenture, the Senior Notes, the Secured Notes Indenture, the Secured Notes or the Note Guarantees;

(iii)                               any encumbrance or restriction pursuant to applicable law, rule, regulation or order;

(iv)                              any encumbrance or restriction pursuant to an agreement or instrument of a Person or relating to any Capital Stock or Indebtedness of a Person, entered into on or before the date on which such Person was acquired by or merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary, or was designated as a Restricted Subsidiary or on which such agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets (other than Capital Stock or Indebtedness incurred as consideration in, or to provide all or any portion of the funds utilized to consummate, the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was acquired by the Company or was merged, consolidated or otherwise combined with or into the Company or any Restricted Subsidiary or entered into in contemplation of or in connection with such transaction) and outstanding on such date; provided that, for the purposes of this clause (iv), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed by the Company or any Restricted Subsidiary when such Person becomes the Successor Company;

(v)                                 any encumbrance or restriction:  (1) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or agreement, or the assignment or transfer of any lease, license or other contract or agreement; (2) contained in mortgages, pledges, charges or other security agreements permitted under this Indenture or securing Indebtedness of the Company or a Restricted Subsidiary permitted under this Certificate of Designation to the extent such encumbrances or restrictions restrict the transfer or encumbrance of the property or assets subject to such mortgages, pledges, charges or other security agreements; (3) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Company or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business or consistent with past practice; provided that such agreement prohibits the encumbrance of solely the property or assets of the Company or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Company or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; or (4) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(vi)                              any encumbrance or restriction pursuant to Purchase Money Obligations and Capitalized Lease Obligations permitted under this Certificate of Designation, in each case, that impose encumbrances or restrictions on the property so acquired;

(vii)                           any encumbrance or restriction imposed pursuant to an agreement entered into for the direct or indirect sale or disposition to a Person of all or substantially all of the Capital Stock or assets of the Company or any Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(viii)                        customary provisions in leases, licenses, equityholder agreements, joint venture agreements, organizational documents and other similar agreements and instruments;

(ix)                              encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order, or required by any regulatory authority;

(x)                                 any encumbrance or restriction on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business or consistent with past practice;

(xi)                              any encumbrance or restriction pursuant to Hedging Obligations;

(xii)                           other Indebtedness of Foreign Subsidiaries permitted to be incurred or issued subsequent to the Issue Date pursuant to Section 5.02 that impose restrictions solely on the Foreign Subsidiaries party thereto or their Subsidiaries;

(xiii)                        restrictions created in connection with any Qualified Securitization Financing or Receivables Facility that, in the good faith determination of the Company, are necessary or advisable to effect such Securitization Facility or Receivables Facility;

(xiv)                       any encumbrance or restriction arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to Section 5.02 if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than (i) the encumbrances and restrictions contained in the Credit Agreement, together with the security documents associated therewith, or this Indenture as in effect on the Issue Date or (ii) in comparable financings (as determined in good faith by the Company) and where, in the case of clause (ii), either (A) the Company determines at the time of entry into such agreement or instrument that such encumbrances or restrictions will not adversely affect, in any material respect, the Company’s ability to make principal or interest payments on the Senior Notes or (B) such encumbrance or restriction applies only during the continuance of a default in respect of a payment relating to such agreement or instrument; or

(xv)                          any encumbrance or restriction pursuant to an agreement or instrument effecting a refinancing of Indebtedness incurred pursuant to, or that otherwise refinances, an agreement or instrument referred to in the clauses above or this clause (xv) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an agreement referred to in the clauses above or this clause (xv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or instrument are no less favorable in any material respect to the Holders taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such refinancing or amendment, supplement or other modification relates (as determined in good faith by the Company).

SECTION 5.05.                         Restricted Holding Companies.

(a)                                 No Restricted Holding Company shall engage in any operating or business activities, incur any Indebtedness or Liens or issue any Capital Stock except liabilities imposed by Law, including tax liabilities and other liabilities incidental to its existence; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Capital Stock permitted and required in Section 5.05(b) and activities incidental thereto, including payment of amounts in respect of its Capital Stock permitted hereunder, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) a Qualified IPO, activities necessary or reasonably advisable for or incidental to such Qualified IPO and the continued existence of the Company as a public company, (iv) the issuance of the Series A Preferred Stock issued on the Issue Date and performance of obligations under Certificate of Designation, the Series A Investors Rights Agreement and the Series A Securities Purchase Agreement and, subject to Section 5.01, the issuance of equity securities that are Common Capital Stock (other than by Restricted Holding Companies that are not the Company), payment of dividends, making contributions to the capital of its Subsidiaries and other Restricted Payments and the making of loans, advances, distributions or other payments, in each case solely to the extent not prohibited hereunder, (v) participating in tax, legal, accounting and other administrative matters as a member of a consolidated, combined, affiliated, aggregate, unitary or similar type of group, (vi) holding any cash or Cash Equivalents, (vii) providing indemnification to officers and directors, (viii) activities required to comply with applicable Laws, (ix) maintenance and administration of stock option and stock ownership plans, (x) the obtainment of, and the payment of any fees and expenses for, management, consulting, investment banking and advisory services to the extent otherwise permitted by this Certificate of Designation, (xi) activities incidental to the Transactions, in each case consummated substantially concurrently with the consummation of the applicable Transactions, and (xii) any activities incidental to the foregoing; provided that clauses (ix) through (xi) shall not permit the issuance of Capital Stock to the extent otherwise prohibited hereunder.

(b)                                 The Company shall at all times maintain its ownership, directly or indirectly, of 100% of the Capital Stock of OpCo. No Restricted Holding Company shall own any operating assets or Capital Stock or other Investments other than:

(i)                                     in the case of the Company, directly or indirectly, 100% of the Capital Stock of OpCo (which ownership the Company shall at all times maintain);

(ii)                                  in the case of the Company and each other Restricted Holding Company, (x) directly, 100% of the Capital Stock of the immediate Subsidiary of such Restricted Holding Company and, (y) indirectly, 100% of the Capital Stock of OpCo (which ownership, as set forth in clauses (x) and (y), the Company and each other Restricted Holding Company shall at all times maintain).

(c)                                  No Restricted Holding Company shall merge with or consolidate with or into, or sell all or substantially all of its assets, unless in each case the surviving or purchasing entity shall, after giving effect thereto, be a Restricted Holding Company that is in compliance with this Section 5.05(c).

SECTION 5.06.                         Limitation on Affiliate Transactions.

(a)                                 The Company shall not, and shall not permit any Restricted Subsidiary to enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate value in excess of the greater of $70.0 million and 9.0% of LTM EBITDA unless:

(i)                                     the terms of such Affiliate Transaction taken as a whole are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction or the execution of the agreement providing for such transaction in arm’s length dealings with a Person who is not such an Affiliate; and

(ii)                                  in the event such Affiliate Transaction involves an aggregate value in excess of the greater of $132.0 million and 15.0% of LTM EBITDA, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company.

Any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in Section 5.06(a)(ii) if such Affiliate Transaction is approved by a majority of the Disinterested Directors of the Company, if any.

(b)                                 The provisions of the preceding paragraph will not apply to:

(i)                                     any Restricted Payment permitted to be made pursuant to Section 5.01 (including Permitted Payments) or any Permitted Investment;

(ii)                                  any issuance, transfer or sale of (1) Capital Stock (other than Preferred Stock and Disqualified Stock), options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise to any Parent Entity, Permitted Holder or future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its Parent Entities and (2) directors’ qualifying shares and shares issued to foreign nationals as required under applicable law;

(iii)                               any Management Advances and any waiver or transaction with respect thereto;

(iv)                              (1) any transaction between or among the Company and any Restricted Subsidiary (or entity that becomes a Restricted Subsidiary as a result of such transaction), or between or among Restricted Subsidiaries and (2) any merger, amalgamation or consolidation with any Parent Entity, provided that such Parent Entity shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Company and such merger, amalgamation or consolidation is otherwise permitted under this Certificate of Designation;

(v)                                 the payment of compensation, fees, costs and expenses to, and indemnities (including under insurance policies) and reimbursements, employment and severance arrangements, and employee benefit and pension expenses provided on behalf of, or for the benefit of, future, current or former employees, directors, officers, managers, contractors, consultants, distributors or advisors (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any Parent Entity or any Restricted Subsidiary (whether directly or indirectly and including through their Controlled Investment Affiliates or Immediate Family Members);

(vi)                              the entry into and performance of obligations of the Company or any of the Restricted Subsidiaries under the terms of any transaction arising out of, and any payments pursuant to or for purposes of funding, any agreement or instrument in effect as of or on the Issue Date, as these agreements and instruments may be amended, modified, supplemented, extended, renewed or refinanced from time to time in accordance with the other terms of this covenant or to the extent not disadvantageous in any material respect in the reasonable determination of the Company to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date;

(vii)                           any transaction effected as part of a Qualified Securitization Financing or Receivables Facility, any disposition or acquisition of Securitization Assets, Receivables Assets or related assets in connection with any Qualified Securitization Financing or Receivables Facility;

(viii)                        transactions with customers, vendors, clients, joint venture partners, suppliers, contractors, distributors or purchasers or sellers of goods or services, in each case in the ordinary course of business or consistent with past practice, which are fair to the Company or the its Restricted Subsidiaries, in the reasonable determination of the Company, or are on terms, taken as a whole, that are not materially less favorable as might reasonably have been obtained at such time from an unaffiliated party;

(ix)                              any transaction between or among the Company or any Restricted Subsidiary and any Person (including a joint venture, but excluding an Unrestricted Subsidiary) that is an

Affiliate of the Company or an Associate or similar entity solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Affiliate, Associate or similar entity;

(x)                                 any issuance, sale or transfer of Capital Stock (other than Disqualified Stock or Preferred Stock) of the Company or of any Parent Entity or options, warrants or other rights to acquire such Capital Stock and the granting of registration and other customary rights (and the performance of the related obligations) in connection therewith or any contribution to capital of the Company or any Restricted Subsidiary;

(xi)                              (1) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly), including to its affiliates or its designees, of management, consulting, monitoring, refinancing, transaction, advisory, indemnities and other fees, costs and expenses (plus any unpaid management, consulting, monitoring, transaction, advisory, indemnities and other fees, costs and expenses accrued in any prior year) and any exit and termination fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public offering) pursuant to any management services or similar agreements or the management services or other relevant provisions in an investor rights agreement, limited partnership agreement, limited liability company agreement or other equityholders’ agreement, as the case may be, between the Investors or certain of the management companies associated with the Investors or their advisors or Affiliates, if applicable, and the Company and/or its Parent Entities or Subsidiaries, as in effect on the Issue Date (including any amendment thereto or replacement thereof so long as any such amendment or replacement is not materially disadvantageous in the reasonable determination of the Company to the Holders when taken as a whole, as compared to the management services or similar agreements as in effect immediately prior to such amendment or replacement) and (2) payments by the Company or any Restricted Subsidiary to any Permitted Holder (whether directly or indirectly, including through any Parent Entity) for financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved in the case of each of clauses (1) and (2) in the reasonable determination of the Company and do not exceed the greater of $2.4 million and 0.30% of LTM EBITDA;

(xii)                           payment to any Permitted Holder of all out of pocket expenses incurred by such Permitted Holder in connection with its direct or indirect investment in the Company and its Subsidiaries;

(xiii)                        the Transactions and the payment of all fees, costs and expenses (including all legal, accounting and other professional fees, costs and expenses) related to the Transactions, including Transaction Expenses;

(xiv)                       transactions in which the Company or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 5.06(a)(i);

(xv)                          the existence of, or the performance by the Company or any Restricted Subsidiary of its obligations under the terms of, any equityholders, investor rights or similar agreement (including any registration rights agreement or purchase agreements related thereto) to which it is party as of the Issue Date and any similar agreement that it (or any Parent Entity)

may enter into thereafter; provided that the existence of, or the performance by the Company or any Restricted Subsidiary (or any Parent Entity) of its obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date will only be permitted under this clause to the extent that the terms of any such amendment or new agreement are not otherwise, when taken as a whole, more disadvantageous to the Holders in any material respect in the reasonable determination of the Company than those in effect on the Issue Date;

(xvi)                       any purchases by the Company’s Affiliates of Indebtedness or Disqualified Stock of the Company or any of the Restricted Subsidiaries the majority of which Indebtedness or Disqualified Stock is purchased by Persons who are not the Company’s Affiliates; provided that such purchases by the Company’s Affiliates are on the same terms as such purchases by such Persons who are not the Company’s Affiliates;

(xvii)                    (1) investments by Affiliates in securities or loans of the Company or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Company or such Restricted Subsidiary generally to other non-affiliated third party investors on the same or more favorable terms and (2) payments to Affiliates in respect of securities or loans of the Company or any of the Restricted Subsidiaries contemplated in the foregoing subclause (1) or that were acquired from Persons other than the Company and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(xviii)                 payments by any Parent Entity, the Company and its Restricted Subsidiaries pursuant to any tax sharing or receivable agreements or other equity agreements in respect of Related Taxes among any such Parent Entity, the Company and its Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and its Subsidiaries;

(xix)                       payments, Indebtedness and Disqualified Stock (and cancellation of any thereof) of the Company and its Restricted Subsidiaries and Preferred Stock (and cancellation of any thereof) of any Restricted Subsidiary to any future, current or former employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Company, any of its Subsidiaries or any of its Parent Entities pursuant to any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement with any such employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) that are, in each case, approved by the Company in good faith;

(xx)                          any management equity plan, stock option plan, phantom equity plan or any other management, employee benefit or other compensatory plan or agreement (and any successor plans or arrangements thereto), employment, termination or severance agreement, or any stock subscription or equityholder agreement between the Company or its Restricted Subsidiaries and any distributor, employee, director, officer, manager, contractor, consultant or advisor (or their respective Controlled Investment Affiliates or Immediate Family Members) approved by the reasonable determination of the Company or entered into in connection with the Transactions;

(xxi)                       any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Capital Stock in any Restricted Subsidiary permitted under Section 5.03 or entered into with any Business Successor, in each case, that the Company determines in good faith is either fair to the Company or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(xxii)                    transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary and pledges of Capital Stock of Unrestricted Subsidiaries;

(xxiii)                 (1) any lease entered into between the Company or any Restricted Subsidiary, as lessee, and any Affiliate of the Company, as lessor and (2) any operational services arrangement entered into between the Company or any Restricted Subsidiary and any Affiliate of the Company, in each case, which is approved as being on arms-length terms by the reasonable determination of the Company;

(xxiv)                intellectual property licenses and research and development agreements in the ordinary course of business or consistent with past practice;

(xxv)                   payments to or from, and transactions with, any Subsidiary or any joint venture in the ordinary course of business or consistent with past practice (including any cash management arrangements or activities related thereto);

(xxvi)                the payment of fees, costs and expenses related to registration rights and indemnities provided to equityholders pursuant to equityholders, investor rights, registration rights or similar agreements;

(xxvii)             transactions undertaken in the ordinary course of business pursuant to membership in a purchasing consortium; and

(xxviii)          Permitted Intercompany Activities, Permitted Tax Restructurings or Intercompany License Agreements.

(c)                                  In addition, if the Company or any of its Restricted Subsidiaries (i) purchases or otherwise acquires assets or properties from a Person which is not an Affiliate, the purchase or acquisition by an Affiliate of the Company of an interest in all or a portion of the assets or properties acquired shall not be deemed an Affiliate Transaction (or cause such purchase or acquisition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction) and (ii) sells or otherwise disposes of assets or other properties to a Person who is not an Affiliate, the sale or other disposition by an Affiliate of the Company of an interest in all or a portion of the assets or properties sold shall not be deemed an Affiliate Transaction (or cause such sale or other disposition by the Company or a Restricted Subsidiary to be deemed an Affiliate Transaction).

SECTION 5.07.                         Reorganization Event.

(a)                                 In the event of (i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Capital Stock (but not the Series A Preferred Stock) is changed or converted into, or exchanged for, securities or other property of another Person or (ii) any reclassification, recapitalization or reorganization of the Common Capital Stock (but not the Series A Preferred Stock) into securities of another Person (a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to all the other terms hereof, including Section 5.07(c), remain outstanding; provided that, in no event will the Company enter into or effect such transaction if it will adversely affect the rights, privileges or preferences of the Series A Preferred Stock.

(b)                                 Successive Reorganization Events.  The above provisions of this Section 5.07 shall similarly apply to successive Reorganization Events.

(c)                                  Reorganization Event Agreements.  To the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, the Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless proper provision shall be made in the agreements governing such Reorganization Event for compliance with the obligations of the Company by such surviving company or such other continuing entity in such Reorganization Event in accordance with Section 5.07(a).

ARTICLE VI

TAX

SECTION 6.01.                         Tax.

(a)                                 The Company may deduct and withhold, or cause to be deducted and withheld, any amounts required to be deducted and withheld under applicable Law with respect to the Series A Preferred Stock (and may set off any such amounts required to be deducted and withheld against any Dividends, distributions or other payments on the Series A Preferred Stock).

(b)                                 For so long as any share of Series A Preferred Stock is outstanding, the Company is and will remain classified as a C corporation for U.S. federal income tax purposes and will not take any action that would cause it to not be treated as a C corporation for U.S. federal income tax purposes or that could otherwise cause any Holder to own an interest in an entity that is not treated as a C corporation for U.S. federal income tax purposes, in each case without the consent of the Holders, which consent may be withheld in a Holder’s reasonable discretion; provided, that, for the avoidance of doubt, it shall be reasonable for any Holder to refuse to consent to any such action if any adverse income tax consequences could reasonably be expected to result or if any Holder is not adequately protected from adverse tax consequences that could arise in the future as a result of such action.

ARTICLE VII

TRANSFERS

SECTION 7.01.                         Transfers.

(a)                                 A Holder of share of Series A Preferred Stock can transfer any share of Series A Preferred Stock to a Person pursuant to a Permitted Transfer, at any time.

(b)                                 Upon the surrender of any certificate representing Series A Preferred Stock, the Company shall, upon the request of the record holder of such certificate, promptly (but in any event within five (5) Business Days after such request) execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing Series A Preferred Stock with an aggregate Stated Value of the Series A Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such Stated Value of the Series A Preferred Stock as is requested by the holder of the surrendered certificate, and Dividends shall accumulate on the aggregate Stated Value of the Series A Preferred Stock represented by such new certificate from the date to which Dividends have been fully paid on the aggregate Stated Value of the Series A Preferred Stock represented by the surrendered certificate and reasonably agreed to by the Company’s Board of Directors. The issuance of new certificates will be made without charge to the Holders of the Series A Preferred Stock, and the Company shall pay for any cost incurred by the Company in connection with such issuance; provided that the Company shall not pay for any documentary, stamp or similar issuance or transfer tax in respect of the preparation, execution and delivery of such new certificates pursuant to this Section 7.01. All transfers and exchanges of the Series A Preferred Stock will be made promptly by direct registration on the books and records of the Company and the Company shall take all such other actions as may be required to reflect and facilitate all transfers and exchanges permitted pursuant to this Section 7.01.

(c)                                  Upon receipt of evidence reasonably satisfactory to the Company (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the Series A Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(d)                                 Unless otherwise agreed to by the Company and the applicable Holder, each certificate representing the Series A Preferred Stock will bear a restrictive legend substantially in the form set forth in Appendix I hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designation, and will be subject to the restrictions set forth therein. In addition, each such certificate may have notations, additional legends or endorsements required by Law, stock exchange rules, and agreements to which the Company and all of the Holders of Series A Preferred Stock in their capacity as Holders are subject, if any.

(e)                                  Notwithstanding anything to the contrary herein, no transfer by any Holder of Series A Preferred Stock shall be permitted unless such transfer is made in compliance with all applicable securities laws.

ARTICLE VIII

TRIGGER EVENTS AND REMEDIES

SECTION 8.01.                         Trigger Events.  A “Trigger Event” wherever used herein, means any breach in any material respect (unless the relevant provision is subject to a materiality qualification, in which case, in any respect) by the Company of its obligations, covenants, representations, warranties or agreements in each case in this Certificate of Designation, the Series A Securities Purchase Agreement or the Series A Investors Rights Agreement and such breach continuing for 15 Business Days (which period shall be extended to 60 Business Days to the extent the breach is capable of being cured and the Company is using commercially reasonable efforts to cure such breach and has notified the holders of such efforts) following the earlier of (a) written notice to the Company by the Holders of such breach or (b) an Officer of the Company having actual knowledge of the occurrence of such breach. Promptly, and in any event within two Business Days of the time any Officer of the Company has actual knowledge of the occurrence of a Trigger Event, breach or any other default hereunder, the Company shall promptly provide notice to all the Holders thereof.

SECTION 8.02.                         Remedies for Trigger Event.  If a Trigger Event occurs and is continuing the Dividend Rate will increase by 2.00% per annum until the cure or waiver of such Trigger Event. The exercise of the remedy contained in this Section 8.02 by the Holders shall not prevent the exercise of any other right or remedy by the Holders in respect of any Trigger Event.

SECTION 8.03.                         Waiver of Past Defaults.  A Holder Majority, by written notice to the Company may on behalf of the Holders of all of the Series A Preferred Stock waive any existing Default and its consequences hereunder (except as provided in Section 9.01(b)).  Upon any such waiver, such Default shall cease to exist, and any Trigger Event arising therefrom shall be deemed to have been cured for every purpose herein; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01.                         With Consent of Holders.

(a)                                 Subject to Section 9.01(b) below, the Holders with the consent of a Holder Majority (including any consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Series A Preferred Stock), (i) may amend, modify, supplement or waive any of the terms of this Certificate of Designation or the preferences, powers or rights of the holders of the Series A Preferred Stock by written consent of the Series A Preferred Stock, (ii) may waive any Default and its consequences hereunder by written consent of the Series A Preferred Stock and (iii) may waive any existing Default of Trigger Event.

(b)                                 Notwithstanding Section 9.01(a) above, no amendment, modification, supplement or waiver (in each case, including by merger, consolidation or otherwise) of the terms of this Certificate of Designation or the preferences, powers or rights of the Holders of the Series A Preferred Stock shall be made or given effect without the written consent of (x) in the case of clauses (i) through (iv) below, each Holder affected thereby (as to the Series A Preferred Stock held by such affected Holder) and (y) in the case of clause (v) below, all Holders, to the extent that the same shall:

(i)                                     reduce the Liquidation Preference or Redemption Price of any such share of Series A Preferred Stock;

(ii)                                  reduce the Dividend Rate of or change the time for accrual of Dividends on any share of Series A Preferred Stock;

(iii)                               waive a Default in the payment of Dividends on any share of Series A Preferred Stock, Liquidation Preference or Redemption Price of the Series A Preferred Stock;

(iv)                              make any change to this Article IX that is materially adverse to the Holders; or

(v)                                 make any change to Section 3.02 or Section 3.07 regarding the pro rata treatment of all Holders in connection with any redemption referred to therein.

(c)                                  No amendment, modification or waiver (in each case, including by merger, consolidation or otherwise) to the Certificate of Incorporation or the Second Amended and Restated Bylaws of the Company (as amended, restated supplemented or otherwise modified from time to time, the “Bylaws”) that would materially and adversely affect the Holders shall be made or effected without the consent of the Holder Majority.

(d)                                 Promptly, and in no event later than two (2) Business Days, after an amendment, supplement or waiver under this Section 9.01 becomes effective, the Company shall deliver to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Company to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

SECTION 9.02.                         Minority Rights.  The Company shall not pay or cause to be paid, directly or indirectly, any consideration to or for the benefit of any Holder for or as an inducement to any consent, amendment, modification or waiver unless such consideration is offered in writing to be paid to all Holders, and is paid to all Holders that approve such consent, amendment, modification or waiver.

SECTION 9.03.                         Revocation and Effect of Consents.  Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a share of Series A Preferred Stock or portion of a share of Series A Preferred Stock that evidences the same share as the consenting Holder’s Series A Preferred Stock, even if notation of the consent is not made on any certificate representing a share of Series A Preferred Stock.  However, any such Holder or subsequent Holder may revoke the consent as to its share of Series A Preferred Stock if the Company and the Holders receive written notice of revocation before the date the amendment, supplement or waiver becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.                  Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Holders to take any action hereunder, the Company shall furnish to the Holders:

(a)                                 An Officer’s Certificate in form reasonably satisfactory to the Holders (which shall include the statements set forth in Section 10.02 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for herein relating to the proposed action have been satisfied; and

(b)                                 An Opinion of Counsel in form reasonably satisfactory to the Holders (which shall include the statements set forth in Section 10.02 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION 10.02.                  Statements Required in Certificate or Opinion.  Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Certificate of Designation shall include:

(a)                                 a statement that the Person making such certificate or opinion has read such covenant or condition;

(b)                                 a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)                                  a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d)                                 a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 10.03.                  Notices.  Any notice or other communication required or permitted to be delivered to any party under this Certificate of Designation will be in writing and delivered by (a) email or (b) overnight delivery via a national courier service, with respect to any holder, at the email address or physical address on file with the Company and, with respect to the Company, to the following email address or physical address, as applicable:

Star Intermediate I, Inc.

c/o CC Capital Partners, LLC

200 Park Ave., 58th Floor

New York, NY 10166
Attention:                                        Douglas Newton and Richard DiBlasi

Email:                                                            Newton@cc.capital and DiBlasi@cc.capital

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Ave.
New York, NY 10022
Attention:                                        Michael Kim, P.C.
Email:                                                            Michael.Kim@kirkland.com

Notice or other communication pursuant to this Section 10.03 will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non-Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day.

SECTION 10.04.                  Severability. Whenever possible, each provision hereof will be interpreted in a manner as to be effective and valid under applicable Law, but if any provision hereof is held to be prohibited by or invalid under applicable Law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

SECTION 10.05.                  Governing Law. This Certificate of Designation and all questions relating to the interpretation or enforcement of this Certificate of Designation will be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

SECTION 10.06.                  No Reissuance of the Series A Preferred Stock. No share of Series A Preferred Stock acquired by the Company by reason of redemption, purchase or otherwise will be reissued or held in treasury for reissuance, and the Company will take all necessary action to cause such shares to be cancelled, retired and eliminated from the shares which the Company will be authorized to issue.

SECTION 10.07.                  Rights and Remedies of Holders.

(a)                                 The various provisions set forth under this Certificate of Designation are for the benefit of the holders of the Series A Preferred Stock and will be enforceable by them, including by one or more actions for specific performance.

(b)                                 Except as expressly set forth herein, all remedies available under this Certificate of Designation, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy.

SECTION 10.08.                  Confidentiality. This Certificate of Designation, the Series A Securities Purchase Agreement and the Series A Investors Rights Agreement are to be kept strictly confidential and the Company must not disclose their existence or the terms hereof or thereof to any person without the prior consent of the Holders, other than (a) to its officers, directors, employees, accountants, attorneys, and other advisors, and then only on a “need-to-know” and confidential basis and (b) with respect to the certificate of designation, the filing thereof with the Secretary of State for the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer this 8th day of February, 2019.

THE COMPANY:

STAR INTERMEDIATE I, INC.

By:	/s/ Douglas Newton
Name:	Douglas Newton
Title:	Secretary

Appendix I

Restrictive Legend to the Series A Preferred Stock Certificate

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS SET FORTH IN Article VII OF THE CERTIFICATE OF DESIGNATION FILED WITH THE SECRETARY OF STATE FOR THE STATE OF DELAWARE PURSUANT TO SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW (THE “CERTIFICATE OF DESIGNATION”) AND THE SERIES A INVESTORS RIGHTS AGREEMENT BY AND AMONG STAR INTERMEDIATE I, INC. (THE “COMPANY”) AND CERTAIN HOLDERS OF COMPANY SECURITIES PARTY THERETO (THE “INVESTORS RIGHTS AGREEMENT”). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE CERTIFICATE OF DESIGNATION AND THE INVESTORS RIGHTS AGREEMENT. A COPY OF THE CERTIFICATE OF DESIGNATION AND THE INVESTORS RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER UPON REQUEST.

I-1